UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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FACTSET RESEARCH SYSTEMS INC.

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October 30, 2015

Dear FactSet Stockholder:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of FactSet Research Systems Inc., which will be held at our corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851 on Tuesday, December 15, 2015, at 3:00 p.m. (Eastern Time). I look forward to seeing you at the meeting.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. Your vote is important. Whether or not you plan to attend the meeting in person, you are requested to complete, sign, date and promptly return the enclosed proxy card in the envelope provided. Your proxy will be voted at the Annual Meeting in accordance with your instructions. If you do not specify a choice on one of the proposals described in this proxy statement, your proxy will be voted as recommended by the Board of Directors. If you hold your shares through an account with a brokerage firm or other nominee or fiduciary such as a bank, please follow the instructions you receive from such brokerage firm or other nominee or fiduciary to vote your shares.

If you plan to attend the meeting in person, please respond affirmatively to the request by marking the box on the proxy card. You will be asked to present valid picture identification. Cameras, recording devices, and other electronic devices will not be permitted at the meeting.

On behalf of the Board of Directors, I would like to express our appreciation for your continued support and loyalty.

Sincerely,

F. Philip Snow
Chief Executive Officer

FACTSET RERSEARCH SYSTEMS INC.
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

December 15, 2015
3:00 p.m. Eastern Standard Time

Dear Stockholder:

        The 2015 Annual Meeting of Stockholders of FactSet Research Systems Inc. (“FactSet” or the “Company”), a Delaware corporation, will be held at the Company’s corporate headquarters at 601 Merritt 7, Norwalk, Connecticut 06851, on Tuesday, December 15, 2015, at 3:00 p.m. (Eastern Time) for the following purposes:

1.	To elect five directors to the Board of Directors.

2.	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered accounting firm for the fiscal year ended August 31, 2016.

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers.

To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

These items are more fully described in the following pages, which are made part of this notice. Only stockholders of record at the close of business on October 20, 2015 are entitled notice of, and to vote at, this meeting.

The Company is pleased to take advantage of the Securities and Exchange Commission (“SEC”) rules again this year that allow FactSet to furnish these proxy materials, including its Annual Report on Form 10-K, to stockholders on the Internet. The Company believes that posting these materials on the Internet expedites stockholders’ receipt of the information that they need, while lowering the costs of printing and delivery and reducing the environmental impact of its Annual Meeting. The Company mailed to its stockholders of record and beneficial owners the Notice of Internet Availability of Proxy Materials containing instructions on how to access these proxy materials, including FactSet’s Annual Report on Form 10-K, on the Internet, as well as how to vote by Internet and mail.

To request and receive a free paper copy of the Proxy materials, please call 1-866-641-4276 and follow the instructions to log in and order the materials by mail, or you may request a copy by email at investorvote@computershare.com with “Proxy Materials FactSet Research Systems Inc.” in the subject line, or by logging onto www.envisionreports.com/FDS and click “Cast Your Vote” or “Request Materials.” FactSet encourages you to record your vote via the Internet as it is convenient and saves on printing costs.

As a stockholder of FactSet, your vote is important. Whether or not you plan to attend the Annual Meeting in person, it is important that you vote as soon as possible to ensure that your shares are represented.

BY ORDER OF THE BOARD OF DIRECTORS

Rachel R. Stern
Senior Vice President, Strategic Resources and General Counsel
Norwalk, Connecticut
October 30, 2015

TABLE OF CONTENTS

  Page

Annual Meeting Overview	1

Voting Information	2

Corporate Governance
Board Leadership Structure	5
Business Experience and Qualifications of Board Members	6
Director Independence	9
Legal Proceedings	9
Board Responsibilities, Meetings and Committees	10
Additional Corporate Governance Information	11
Director Compensation Program	12
Director Summary Compensation Table	13
Director Nominations	13

Proposal 1: Election of Directors	14

Audit Committee Report	15

Proposal 2: Ratification of Independent Registered Public Accounting Firm	16

Executive Compensation
Executive Officers	18
Compensation Discussion and Analysis	19
Compensation Committee Report	26
Summary Compensation Table	27
Grants of Plan-Based Awards	28
Outstanding Equity Awards (Restricted Stock) at Fiscal Year-End	30
Outstanding Equity Awards (Stock Options) at Fiscal Year-End	31
Option Exercises and Stock Vested	32
Nonqualified Deferred Compensation	32
Pension Benefits	32
Potential Payments upon Termination or Change in Control	32

Proposal 3: Advisory Vote on Executive Compensation	34

Security Ownership of Certain Beneficial Owners and Management	35

Equity Compensation Plan Information	37

Certain Relationships and Related Transactions	37

Other Matters	38

FACTSET RESEARCH SYSTEMS INC.
601 Merritt 7
Norwalk, Connecticut 06851

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING

Purpose of Meeting

The Board of Directors of FactSet Research Systems Inc. (“FactSet” or the “Company”) delivers this Proxy Statement and voting instructions, in connection with the solicitation of proxies which will be voted at the Annual Meeting of Stockholders of FactSet (the “Meeting”). The Meeting will be held at 3:00 p.m. (Eastern Time) on Tuesday, December 15, 2015, at 601 Merritt 7 Norwalk, Connecticut 06851, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The Proxy Statement was made available to FactSet’s stockholders on October 30, 2015. The specific proposals to be considered and acted upon at the Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

Record Date and Share Ownership

The only outstanding voting security of FactSet is its common stock, $0.01 par value per share. Stockholders of record at the close of business on October 20, 2015 will be entitled to vote at the Meeting on the basis of one vote for each share of FactSet common stock held. On October 20, 2015, there were 41,448,927 shares of FactSet common stock outstanding.

Submitting and Revoking Your Proxy

If you complete and submit your proxy, the persons named as proxies will follow your instructions. If you submit a proxy card but do not fill out the voting instructions on the proxy card, the persons named as proxies will vote your shares as follows:

1.	To elect five directors to the Board of Directors.

2.	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered accounting firm for the fiscal year ended August 31, 2016.

3.	To approve, by non-binding vote, the compensation of the Company’s named executive officers.

In addition, if other matters are properly presented for voting at the Meeting, the persons named as proxies will vote on such matters in accordance with their best judgment. FactSet has not received notice of other matters that may be properly presented for vote at the Meeting. Your stockholder vote is important. Stockholders of record may vote their proxies by Internet, telephone or mail. Stockholders who execute proxies may revoke them at any time before they are exercised by written notice to the Secretary of the Company at or prior to the Meeting by timely delivery of a valid, later-dated proxy or by voting by ballot at the Meeting. The cost of the solicitation of proxies will be borne by FactSet.

Expenses of Solicitation

FactSet will bear the entire cost of preparing, printing and mailing this Notice of Annual Meeting of Stockholders and Proxy Statement, the enclosed proxy card, the Company’s 2015 Annual Report on Form 10-K and any additional solicitation material that FactSet may provide to stockholders which is estimated at approximately $170,000. The solicitation of proxies will be conducted primarily by mail, but may also include telephone, facsimile or oral communications by directors, officers or regular employees of the Company acting without special compensation. If you hold your shares through a bank, broker or other holder of record and share a single address and same last name with another stockholder, you may have received notice that only one Proxy Statement and Annual Report will be sent to your address unless you instructed the holder of record to the contrary. This practice, known as “householding”, reduces multiple mailings to your household and also reduces the Company’s printing and postage costs. If you have any questions or wish to receive additional copies of FactSet’s 2015 Proxy Statement or Annual Report, please contact the Company’s Investor Relations Department at 1-203-810-1000. The mailing address is 601 Merritt 7, Norwalk, Connecticut 06851 and its website address is http://investor.factset.com.

Availability of FactSet’s Fiscal 2015 Annual Report on Form 10-K

FactSet will mail upon written request and without charge, a copy of the Company’s Fiscal 2015 Annual Report on Form 10-K, including the consolidated financial statements, schedule and list of exhibits. Requests should be sent to: FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851, Attn: Investor Relations. The Company’s Fiscal 2015 Annual Report on Form 10-K is also available at http://investor.factset.com.

VOTING INFORMATION

Why am I receiving these proxy materials?

The Board of Directors of the Company is asking for your proxy for use at the Annual Meeting of the Company, to be held at its corporate headquarters at 601 Merritt 7 Norwalk, Connecticut 06851 on Tuesday, December 15, 2015 at 3:00 p.m. Eastern Standard Time, and at any adjournment or postponement of the Meeting. As a stockholder, you are invited to attend the Meeting and are entitled to and requested to vote on the items of business described in this proxy statement.

What is a proxy?

A proxy is another person you authorize to vote on your behalf. FactSet asks stockholders to instruct the proxy how to vote so that all common shares may be voted at the Meeting even if the holders do not attend the Meeting.

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote.

When were the enclosed solicitation materials first given to stockholders?

FactSet initially mailed to stockholders of the Company the proxy statement, proxy card and notice on November 4, 2015.

What is the purpose of the Meeting?

The Annual Meeting will be held for the following purposes:

●	To elect five directors to the Board of Directors;

●	To ratify the appointment of the accounting firm of Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ended August 31, 2016;

●	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers; and

●	To act upon such other business as may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.

What are the Board of Director’s recommendations?

FactSet’s Board of Directors recommends that you vote:

●	FOR the election of each director nominee named in this proxy statement (Proposal 1);

●	FOR the ratification of the appointment of Ernst & Young LLP as FactSet’s independent registered accounting firm for fiscal the year ended August 31, 2016 (Proposal 2); and

●	FOR the approval of the compensation awarded to the Company’s named executive officers (Proposal 3).

How do I vote?

For stockholders whose shares are registered in their own names, as an alternative to voting in person at the Annual Meeting, you may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card. For those stockholders who receive a Notice of Internet Availability of Proxy Materials, it provides information on how to access your proxy card, which contains instructions on how to vote via the Internet or by telephone. For those stockholders who receive a paper proxy card, instructions for voting via the Internet or by telephone are set forth on the proxy card. Those stockholders who receive a paper proxy card and voting instructions by mail, and who elect to vote by mail, should sign and return the mailed proxy card in the prepaid and addressed envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct. If your proxy card is properly completed and received, and if it is not revoked, before the Meeting, your shares will be voted at the Meeting according to the instructions indicated on your proxy card. In the event that you return a signed proxy card on which no directions are specified, your shares will be voted FOR the election of each of the director nominees listed (Proposal 1), FOR the ratification of Ernst & Young LLP as FactSet’s independent registered public accounting firm for the fiscal year ended August 31, 2016 (Proposal 2) and FOR the approval of the fiscal 2015 compensation awarded to the Company’s named executive officers (Proposal 3). To the Company’s knowledge, no other matters will be presented at the Meeting. However, if any other matters of business are properly presented, the proxy holders named on the proxy card are authorized to vote the shares represented by proxies according to their judgment.

If your shares are held in a brokerage account, you should receive instructions from your record holder that must be followed in order for your record holder to vote your shares per your instructions. Many banks and brokerage firms have a process for their beneficial holders to provide instructions via the Internet or over the telephone. If Internet or telephone voting is unavailable from your bank or brokerage firm, please complete and return the enclosed voting instruction card. If you are the beneficial owner of shares held in “street name” and you do not give instructions as to how to vote, your broker may have authority to vote your shares on certain discretionary items, but not other, non-discretionary items, as determined by the New York Stock Exchange. Proposal 1 (election of directors) and Proposal 3 (approval of compensation) are considered non-discretionary items and thus brokers are not permitted to vote your shares in these matters unless you provide instructions to your broker on how to vote your shares. In other words, if you have not given your broker voting instructions, your broker will not be able to vote your shares with respect to any matter other than ratification of the appointment of FactSet’s independent registered public accounting firm (Proposal 2).

How many votes does it take to pass each matter?

If a quorum is present at the meeting, the approval of each proposal requires the number of votes described below:

●

Under our amended by-laws, the nominees for election as directors of the Company are elected by majority vote, meaning that in an uncontested director election when the number of votes cast “for” a director exceeds the number of votes cast “against” that director, the nominee will be elected as a director. If a director does not receive a majority vote in an uncontested election, the director shall not be elected and shall submit his or her offer of resignation for consideration by the Nominating and Corporate Governance Committee within 90 days from the date of the election. That Committee will then consider all of the relevant facts and circumstances and recommend to the Board the action to be taken with respect to such offer of resignation and in determining whether to accept such offer. An incumbent director who does not receive a majority vote will continue to serve as a director until the earlier of 1) a period of 90 days from the date of the election, 2) the date upon which the Board of Directors appoints an individual to fill the office held by that director, or 3) the date of that director’s resignation.

●

The ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ended August 31, 2016 requires that a majority of the votes cast at the meeting (either in person or by proxy) be voted “for” this proposal.

●

The approval of a resolution approving the compensation of FactSet’s named executive officers as disclosed in this proxy statement is an advisory vote; however, the Company values the opinions of its stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

Who is entitled to vote at the Meeting and how many votes do they have?

Only holders of record of FactSet common stock at the close of business on October 20, 2015 will be entitled to vote at the Meeting. Each share has one vote.

Who can attend the Meeting?

All stockholders as of October 20, 2015, or their duly appointed proxies, may attend the Meeting. In order to be admitted to the Meeting, a stockholder must own Company stock on the Record Date. If your shares are held in the name of a broker, bank, custodian, nominee, or other record holder (“street name”), you must obtain a proxy, executed in your favor, from the holder of record (that is, your broker, bank, custodian, or nominee) to be able to vote at the Meeting.

What is a quorum of stockholders?

If a majority of the shares outstanding and entitled to vote on the Record Date are present, either in person or by proxy, the Company will have a quorum at the Meeting. Any shares represented by proxies that are marked for, against, withhold, or abstain from voting on a proposal will be counted as present in determining whether there is a quorum. If a broker, bank, custodian, nominee, or other record holder of the Company’s common stock indicates on a proxy card that it does not have discretionary authority to vote certain shares on a particular matter, and if it has not received instructions from the beneficial owners of such shares as to how to vote on such matters, the shares held by that record holder will not be voted on such matter (referred to as “broker non-votes”) but will be counted as present for purposes of determining whether there is a quorum. Since there were 41,448,927 shares of common stock outstanding on October 20, 2015, the presence of holders of 20,724,464 shares is a quorum. FactSet must have a quorum to conduct the Meeting.

Vote Tabulation

The appointed inspector of elections from Computershare will tabulate votes cast by proxy or in person at the Meeting. If you abstain from voting on any or all proposals you will be included in the number of stockholders present at the Meeting for the purposes of determining the presence of a quorum.

What are broker non-votes?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute broker non-votes. Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as non-discretionary matters.

How are abstentions and broker non-votes treated?

Abstentions and broker non-votes count for purposes of determining the presence of a quorum. Abstentions and broker non-votes have no effect on the determination of whether a nominee or any of the proposals has received the vote of a majority of the shares of common stock present or represented by proxy and voting at the meeting. However, abstentions and broker non-votes could prevent the approval of a proposal where the number of affirmative votes, though a majority of the votes represented and cast, does not constitute a majority of the required quorum.

What does it mean if I receive more than one proxy card or instruction form?

If you receive more than one proxy card or instruction form, it means that you have multiple accounts with FactSet’s transfer agent and/or a broker or other nominee or fiduciary or you may hold your shares in different ways or in multiple names (e.g., joint tenancy, trusts, and custodial accounts). Please vote all of your shares.

How do I revoke my proxy and change my vote prior to the Meeting?

If you submit the enclosed proxy card, you may change your vote at any time before voting takes place at the Meeting. You may change your vote in one of four ways: (1) You may deliver to the Secretary of FactSet Research Systems Inc., Rachel Stern, 601 Merritt 7, Norwalk, Connecticut 06851, a written notice dated later than the proxy you want to revoke, stating that the proxy is revoked, (2) you may complete and send in another proxy card or voting instruction form with a later date, (3) you may attend the Meeting and vote in person, or (4) for shares you hold beneficially or in street name, you may change your vote by submitting a later dated voting instruction form to your broker or other nominee or fiduciary, or if you obtained a legal proxy form giving you the right to vote your shares, by attending the Meeting and voting in person.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the notice and access rules adopted by the SEC, the Company is making this Proxy Statement and its Annual Report on Form 10-K available to its stockholders over the Internet. As a result, unless you have previously requested electronic access to FactSet’s proxy materials or the receipt of paper proxy materials, you will receive a Notice of Internet Availability of Proxy Materials containing instructions on how to access this Proxy Statement and Annual Report on Form 10-K over the Internet, how to request a printed or e-mail copy of these materials and how to vote by Internet and mail. The Company will mail the Notice of Internet Availability of Proxy Materials on or about November 4, 2015. The Notice of Internet Availability of Proxy Materials is not a proxy card and cannot be used to vote your shares. In addition, if you are voting online, you will be prompted to consent to receiving proxy materials electronically in future years. Choosing to receive your future proxy materials electronically will save the Company the cost of printing and mailing documents to you and will reduce the impact of its annual meetings on the environment. If you choose to receive future proxy materials electronically, you will receive an e-mail next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials electronically will remain in effect until you terminate it.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most FactSet stockholders hold their shares as a beneficial owner through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record - If your shares are registered directly in your name with the Company’s transfer agent, Computershare Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice was sent directly to you by FactSet. As the stockholder of record, you have the right to grant your voting proxy directly to FactSet or to vote in person at the Annual Meeting. If you requested to receive printed proxy materials, FactSet has enclosed or sent a proxy card for you to use. You may also vote on the internet or by telephone.

Beneficial Owner - If your shares are held in an account at a brokerage firm, bank, broker-dealer, trust, or other similar organization, like the vast majority of the Company’s stockholders, you are considered the beneficial owner of shares held in street name, and the Notice was forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, trustee, or nominee how to vote your shares, and you are also invited to attend the Annual Meeting. Since a beneficial owner is not the stockholder of record, you may not vote your shares in person unless you obtain a “legal proxy” from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting.

CORPORATE GOVERNANCE

Board Leadership Structure

The Board believes that the Company’s stockholders are best served if the Board retains the flexibility to adapt its leadership structure to applicable facts and circumstances, which necessarily change over time. Accordingly, the Company’s Corporate Governance Principles provide that the Board may combine or separate the roles of the Chairman and Chief Executive Officer (“CEO”), as it deems advisable. On July 1, 2015, Philip A. Hadley stepped down from his role as CEO and was succeeded by F. Philip Snow. Mr. Hadley, who has been an employee of the Company since 1985, will continue to be an employee of the Company and, contingent upon his reelection as a director at the 2015 Annual Meeting, will serve as Chairman of its Board of Directors. Mr. Snow, a 19-year FactSet veteran, most recently served as the Company’s President and previously held many roles within the global sales organization.

The Board of Directors feels Mr. Snow’s leadership acumen combines a deep knowledge of FactSet clients, a commitment to its employees, and a vision for the Company’s continued growth. The Board has determined that this leadership structure, under which the roles of Chairman and CEO are separate, is currently in the best interest of the Company’s stockholders. This structure permits Mr. Snow to focus on the management of the Company’s day-to-day operations, while continuing to benefit from the knowledge and experience of Mr. Hadley. Meanwhile, Mr. Hadley, as Chairman of the Board, focuses on developing agendas that ensure that the Board’s time and attention are focused on the most critical matters.

The Company’s current certificate of incorporation and by-laws provide that the Chairman of the Board of Directors may be an employee or officer of FactSet. Mr. Hadley has served as Chairman of the Board of Directors since his unanimous appointment on September 5, 2000.

Director Independence

Each of the directors other than Mr. Hadley and Mr. Snow, are independent (see “Director Independence”), and the Board believes that the independent directors provide effective oversight of management. In addition, on September 19, 2005, the Board of Directors appointed James J. McGonigle as the Company’s Lead Independent Director. As Lead Independent Director, Mr. McGonigle’s responsibilities include:

●	Coordinating and moderating executive sessions of the Board of Directors’ independent directors.

●

Advising the Chairman of the Board of Directors as to the quality, quantity, and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties.

●	Confirming the agenda with the CEO for meetings of the Board of Directors.

●	Holding regular update sessions with the Chairman of the Board of Directors.

●	Acting as the principal liaison between the independent directors and the Chairman of the Board of Directors on sensitive issues.

●	Performing such other duties as the Board of Directors may from time to time delegate to the Lead Independent Director to assist the Board of Directors in the fulfillment of its responsibilities.

The Board believes that these responsibilities appropriately and effectively complement FactSet’s current Chairman and CEO structure.

Business Experience and Qualifications of Board Members

The following discussion presents information about the persons who comprise FactSet’s Board of Directors, including the five nominees for election.

Robin A. Abrams

Committees:	Nominating and Corporate Governance Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2017

Director Since:	2011

Ms. Abrams, age 64, is a financial consultant who currently serves as a member of the board of directors of HCL Technologies Ltd., a global offshore IT and software development company, Sierra Wireless, Inc., a leader in the design and delivery of customized connected lifestyle devices and services, Lattice Semiconductor Corporation, a global leader in smart connectivity solutions and Zephyr Sleep Technologies of Canada, which is a developer of sleep technology. In addition, Ms. Abrams serves on the board of trustees for the Anita Borg Institute for Women and Technology. From August 2006 to January 2007, Ms. Abrams served as Interim CEO of ZILOG, Inc., a provider of integrated microcontroller products, where she also served as a director from 2004 to 2010. From July 2004 to July 2006, she served as Chief Executive Officer of Firefly Communications, Inc., a company with a range of mobile products that address the youth market. From September 2003 to July 2004, Ms. Abrams was President of Accenture’s Connection to eBay unit, a company which provides mid- and large-sized retailers, manufacturers and distributors with a cost effective channel for selling large volumes of inventory. From January 2008 to August 2013, Ms. Abrams served on the board of directors of Unwired Planet, Inc. a global software innovator delivering all-Internet protocol mediation and messaging solutions from. She received her BA in political science and history and her JD from the University of Nebraska.

Ms. Abrams brings to the Board a wealth of experience at technology companies, which FactSet seeks to leverage to enhance its own development processes. She has seen how several highly successful technology companies stay ahead of their competition through properly planning their product development strategy. Her previous experiences as an executive officer at several technology companies makes Ms. Abrams an important resource for the Board as it assesses financial and strategic decisions.

Scott A. Billeadeau

Committees:	Audit Committee (Chair)

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2018

Director Since:	2001

Mr. Billeadeau, age 54, is Partner and Senior Portfolio Manager of Walrus Partners LLC, and a co-portfolio manager of the firm’s Micro-cap strategy. Mr. Billeadeau was the former Managing Director of Small-cap and Mid-cap Growth Strategies at Fifth Third Asset Management (“Fifth Third”). Prior to working at Fifth Third, he was a Principal, Founder and Senior Portfolio Manager with Paladin Investment Associates, LLC (“Paladin”) between March 2003 and October 2012 where he spent eight years managing over $2 billion in small-cap and mid-cap assets for Bank of America and Nations Bank. Mr. Billeadeau began his career in 1985 with American Express Financial Advisors, previously IDS Financial Services, Inc., where he was a quantitative analyst. He currently serves on the Investment Review Committees for the Nativity Endowment Fund and Chairs the Finance Council for the Nativity of Our Lord Parish. Mr. Billeadeau received a B.A. in Economics from Princeton University and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

Mr. Billeadeau provides to the Board of Directors expertise in corporate finance, accounting and strategy, including experience gained as the Managing Director of Fifth Third, a public company, and Paladin. Through this experience, he has developed expertise in several valued areas including strategic development, business development and finance. Mr. Billeadeau also brings a background in organizational leadership and management, and experience serving as a director for two privately held companies. His experience in the financial industry has provided him experience as an outside board member and audit committee member.

Philip A. Hadley

Committees:	Chairman of the Board

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2018

Director Since:	2000

Mr. Hadley, age 53, served as the Company’s Chief Executive Officer from 2000 until stepping down on July 1, 2015. He joined FactSet in 1985 as a consultant and was the Company’s Vice President, Sales from 1986 to 1989 and Senior Vice President and Director of Sales and Marketing from 1989 to 2000. Prior to joining the Company, Mr. Hadley was employed by Cargill Corporation. He currently serves as a member of the board of advisors of Kum & Go. Mr. Hadley received a B.B.A. in Accounting from the University of Iowa and has earned the right to use the Chartered Financial Analyst designation and is a member of the CFA Institute.

As Chairman and former Chief Executive Officer, Mr. Hadley brings to the Board of Directors his thorough knowledge of FactSet’s business, strategy, people, operations, competition and financial position. He provides recognized executive leadership and vision. In addition, Mr. Hadley brings with him a global network of client and industry relationships.

Joseph E. Laird, Jr.

Committees:	Compensation Committee (Chair)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2016

Director Since:	1993

Mr. Laird, age 70, serves as Managing Director of Petsky Prunier LLC. From 1999 to 2009, he served as Chairman and Chief Executive Officer of Laird Squared LLC, an investment banking company that he formed in January 1999, exclusively to serve the database information services industry. From 1989 to 1999, Mr. Laird was a Managing Director of Veronis, Suhler & Associates, a leading specialty merchant bank that serves the media and information industries. From 1982 to 1989, he was an institutional equity salesman and a senior securities analyst of database information services for Hambrecht & Quist. From 1975 to 1982, Mr. Laird was an institutional equity salesman and investment strategist for PaineWebber Mitchell Hutchins.

Mr. Laird brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of an investment banking company. This role has required industry knowledge combined with operational and management expertise. Mr. Laird also has experience as an outside director for two separate public companies in the past twelve years.

James J. McGonigle

Committees:	Nominating and Corporate Governance Committee (Chair)
Compensation Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2016

Director Since:	2002

Mr. McGonigle, age 52, currently serves as an adjunct professor at Georgetown University and Escuela Superior de Administración y Dirección de Empresas (ESADE) in Barcelona, Spain. He is the former Chairman and Chief Executive Officer of The Corporate Executive Board Company (“CEB”). During his tenure at CEB he held a variety of positions including: special advisor to the Board of Directors from July 2007 until April 2009; Director and Chairman of the Board from July 2005 until July 2007; Chief Executive Officer from July 1998 until July 2005; and General Manager from October 1997 until July 1998. From 1995 until October 1997 Mr. McGonigle was the General Manager of the corporate division of The Advisory Board Company. Additionally, Mr. McGonigle was a consultant in the Financial Institutions Group at McKinsey & Company, an independent consulting firm, from 1990 to 1995. Mr. McGonigle received a B.A. from the Woodrow Wilson School at Princeton University and a J.D. from Harvard Law School. On September 19, 2005, he was named the Lead Independent Director of the Board.

Mr. McGonigle brings to the Board of Directors leadership experience, including service as the Chief Executive Officer of a public company for over seven years. This role required industry knowledge combined with operational and management expertise. In addition, Mr. McGonigle brings to the Board of Directors market and corporate governance insights from his experience as an outside public company board member.

Walter F. Siebecker

Committees:	Audit Committee (Member)
Compensation Committee (Member)

Term:	Current term expires in concurrence with the Annual Meeting of Stockholders in 2017

Director Since:	1997

Mr. Siebecker, age 74, serves as President of Burgess Consulting LLC with a background in retail and institutional investment services in domestic and global markets. He is currently a Director of Shareholder Insite, Inc., a provider of data management solutions and valuation services to global investors of both privately held and publicly traded companies. Mr. Siebecker is a former member of the board of directors of Smith Barney Inc. and the National Securities Clearing Corporation. During his time with Smith Barney, he served on the Board of the Securities Industry Association-Operations Division and its various committees and served for a year as its President. His directorship with each of these firms included memberships on their Audit, Compensation and Nominating and Governance committees. Mr. Siebecker received a B.B.A in Finance & Investments from the Zicklin School of Business at Baruch College.

With his many years of experience leading banking and financial services companies, Mr. Siebecker contributes financial management and strategy expertise. Mr. Siebecker has leadership experience, including service as an outside board member of companies in retail and institutional investment services in the domestic and global markets. He provides valuable market perspective as current President of a consulting firm in the industry as well as expertise in finance, strategy and operations. His employment in the financial industry has provided him experience as an outside board member and audit committee member.

Laurie Siegel

Committees:	None

Term:	Nominated for a two-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2017

Director Since:	2015

Ms. Siegel, age 59, is the President of LAS Advisory Services with a background in business and human resources consulting. She currently serves as a member of the board of directors of CenturyLink, Inc., a global broadband telecommunications and data hosting company, and of Volt Information Sciences, a provider of global infrastructure solutions in technology, information services and staffing acquisition. In addition, she serves as a member of the board of directors of Junior Achievement of New Jersey. She retired in September 2012 from Tyco International Ltd., a diversified manufacturing and service company, where she had served as Senior Vice President of Human Resources and Internal Communications since 2003. From 1994 to 2002, she held various positions with Honeywell International Inc., including Vice President of Human Resources – Specialty Materials. She was previously a director of global compensation at Avon Products and a principal of Strategic Compensation Associates. Ms. Siegel has an MBA and a Masters degree in City and Regional Planning, both from Harvard University. She completed her Bachelor’s degree at the University of Michigan. Ms. Siegel currently serves as an advisor to the G100 Network and teaches at the Ross School of Business at the University of Michigan and the Cornell School of Industrial and Labor Relations.

Ms. Siegel’s key qualifications, experiences and skills include executive experience with multi-national companies as well as human resources and executive compensation expertise. She serves as the Compensation Committee Chair of both the CenturyLink, Inc. board and Volt Information Services board. Ms. Siegel brings to FactSet’s Board substantial experience as a human resources executive with large global enterprises as well as substantial public company board experience.

F. Philip Snow

Committees:	Chief Executive Officer

Term:	Nominated for a one-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2016

Director Since:	2015

Mr. Snow, age 51, was named Chief Executive Officer of FactSet on July 1, 2015, having served as President since July 1, 2014. Mr. Snow joined FactSet in 1996 as a Consultant followed by a transfer first to the Tokyo and then Sydney offices in order to lead the Company’s Asia Pacific Consulting Services. Following his move back to the U.S. in 2000, Mr. Snow held various sales leadership roles prior to assuming the role of Senior Vice President, Director of U.S. Investment Management Sales in 2013. Mr. Snow received a B.A. in Chemistry from the University of California at Berkeley and a Masters of International Management from the Thunderbird School of Global Management. He has earned the right to use the Chartered Financial Analyst designation.

Joseph R. Zimmel

Committees:	Audit Committee (Member)
Nominating and Corporate Governance Committee (Member)

Term:	Nominated for a three-year term, which would expire in concurrence with the Annual Meeting of Stockholders in 2018

Director Since:	2007

Mr. Zimmel, age 62, is a financial consultant and retired Managing Director of Goldman, Sachs & Co. From December 2001 until November 2002, Mr. Zimmel served as an Advisory Director to the Goldman Sachs Group. In the investment banking division at Goldman, Sachs & Co., Mr. Zimmel held the position of Managing Director of the Communications, Media & Entertainment Group for the Americas from 1999 to 2001, after acting as a Managing Director and a co-head of the group from 1992 to 1999. In addition to his appointment to FactSet’s Board of Directors, Mr. Zimmel serves as a member of the board of directors of Century Link, Inc.

Mr. Zimmel’s background in finance and advisory roles is complemented by his knowledge of FactSet and its industry. His contributions are augmented by his experience serving as an outside director of a public company and multiple private companies. In addition, Mr. Zimmel’s employment at Goldman, Sachs & Co., including service in senior leadership positions, brings a valued perspective to the Board of Directors and to the Audit Committee.

Director Independence

Mr. McGonigle serves as the Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. He presides over executive sessions of the non-management Directors. The independent Directors, who constitute seven of the nine members, and a majority of the Directors of the Company, meet at least four times annually after the end of each scheduled quarterly meeting of the Board of Directors. On October 22, 2015, the Company’s Board of Directors reviewed the independence of its Directors under the applicable standards of the New York Stock Exchange and the NASDAQ Stock Market (“NASDAQ”). Each Director, other than Messrs. Hadley and Snow, qualifies as “independent” in accordance with those published listing requirements. In determining that each individual who served as a member of the Board in fiscal 2015 (other than Messrs. Hadley and Snow) is or was independent, the Board considered that, in the ordinary course of business, transactions may occur between the Company and entities with which some of our directors are affiliated. The Board unanimously determined that the relationships discussed below were not material. No unusual discounts or terms were extended.

Legal Proceedings

Over the past ten years, no Director or nominee has been involved in:

●	Legal proceedings, such as SEC securities fraud enforcement actions against any Director or nominee;

●	Judicial or administrative proceedings resulting from involvement in mail or wire fraud or fraud in connection with any business activity;

●	Judicial or administrative proceedings based on violations of federal or state securities, commodities, banking or insurance laws and regulations, or any settlement to such actions; and

●	Disciplinary sanctions or orders imposed by a stock, commodities, or exchange or other self-regulatory organization.

Board Responsibilities

FactSet’s Board of Directors has adopted corporate governance guidelines which help govern the Company. You can access these corporate governance guidelines, along with each of its Board Committee charters, at the Corporate Governance Highlights page of the Investor Relations section of the Company’s website at http://investor.factset.com or request a free copy by contacting Investor Relations at FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Directors owe a duty of care to the Company and must act on an informed basis, in good faith and in the honest belief that the action they take is in the best interests of FactSet. Directors are expected to attend all board meetings and participate actively, offering their candid views and their well-informed, deliberate judgment. Directors should inform themselves using all material information reasonably available to them prior to making a business decision. Whenever a director is unable to attend a meeting, he should contact the Chairman or Secretary promptly after the meeting to become informed on the subjects discussed, views expressed and actions taken, if any. Directors should have a full working understanding of the Company’s business and the issues relevant to it. Directors are expected to be prepared to discuss matters listed on the agenda for each meeting, should review materials sent in advance of such meetings and, when appropriate, ask questions of management. The Company does not have a policy with regard to Directors’ attendance at annual stockholder meetings, but FactSet does expect each Director to attend all Board meetings. The Company’s Board of Directors met six times during fiscal 2015, four of which were regularly scheduled quarterly meetings.

Board Meetings

FactSet’s Board of Directors is comprised of nine members, seven of whom are independent directors. The Company’s Board of Directors has the following three standing committees: (1) an Audit Committee, (2) a Compensation Committee and (3) a Nominating and Corporate Governance Committee. Each of the committees operates under a written charter adopted by the Board of Directors. All of the committee charters are available on FactSet’s website at http://investor.factset.com. The Board delegates various responsibilities and authority to different Board Committees. Committees regularly report on their activities and actions to the full Board. All Directors attended (in person or telephonically) 100% of the meetings of the full Board during fiscal 2015. All Directors who served on committees of the Board attended 75% or more of the meetings of the committees on which they served during fiscal 2015.

Board Committees

The following table identifies the committee members as of October 30, 2015:

Committee Name
Independent Directors	Audit	Compensation	Nominating and Corporate Governance
Robin A. Abrams			Member
Scott A. Billeadeau(1)	Chairperson
Joseph E. Laird, Jr.		Chairperson
James J. McGonigle(2)		Member	Chairperson
Walter F. Siebecker	Member	Member
Laurie Siegel(3)
Joseph R. Zimmel	Member		Member

(1)	Financial Expert

(2)	Lead Independent Director

(3)

If Ms. Siegel is elected to the Board of Directors of FactSet by a majority vote of stockholders at the 2015 Annual Meeting, then she will become a member and serve as the Chair of the Compensation Committee, effective December 15, 2015.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight review of FactSet’s internal and external financial reporting processes. Its primary responsibilities include: meeting with financial management and the independent auditors to review FactSet’s system of internal controls; assessing the quality of FactSet’s accounting principles and financial reporting; reviewing the external audit process as conducted by FactSet's independent auditors; reviewing the financial information provided to stockholders and other external parties; and preparing the report of the Audit Committee included in the definitive proxy statement on a yearly basis. The Board has determined that Mr. Billeadeau qualifies as the “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the Securities Exchange Act of 1934, as amended. The Board has also determined that each member of the Audit Committee is independent under the standards of the New York Stock Exchange and NASDAQ and has sufficient knowledge in reading and understanding the Company’s financial statements to serve on the Audit Committee. The Audit Committee met five times during fiscal 2015.

Under the Audit and Non-Audit Service Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent registered public accounting firm for the Company require pre-approval by the Audit Committee. In some cases, pre-approval relates to audit or non-audit services that fall within certain established buckets, and in other cases a particular defined task or scope of work may be pre-approved subject to a specific budget. Pre-approvals may be granted by either the full Audit Committee or the Chairman of the Audit Committee. The Audit Committee may not delegate pre-approval authority to management.

Compensation Committee

The primary responsibilities of the Compensation Committee are to review and approve the compensation policies for the CEO and other key executive officers of the Company, oversee the Company’s administration of its equity-based compensation policies, approve grants of share-based awards to officers and employees of the Company under its option plans, establish annual performance goals for the Company’s principal executive officers and assess the quality of the performance of those executive officers. No fees were paid to compensation consultants by FactSet because no consulting services were provided to the Board or Compensation Committee related to executive or Director compensation during fiscal 2015. The Compensation Committee met ten times during fiscal 2015.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee reviews the qualifications of candidates for nomination as Directors, makes recommendations to the Board regarding prospective nominees to the Board, issues recommendations to the Board regarding corporate governance issues and, as appropriate, assists in succession planning for senior management of FactSet. The Nominating and Corporate Governance Committee will consider nominees recommended by security holders in written communications to FactSet’s Secretary. Nominees for the Board of Directors should be committed to enhancing long-term shareholder value and must possess a high level of personal and professional ethics, sound business judgment and integrity. The Board of Directors is composed of a diverse group of leaders. The Board of Directors encourages selection of Directors who will contribute to FactSet’s overall corporate goals: responsibility to its stockholders, technology leadership, effective execution, high client satisfaction and superior employee working environment. The Nomination and Governance Committee from time to time reviews the appropriate skills and characteristics required of board members, including factors that it seeks in board members such as diversity of business experience, viewpoints, personal background and diversity of skills in finance, technology, marketing, international business, financial reporting and other areas that are expected to contribute to an effective Board of Directors. In evaluating potential candidates for the Board of Directors, the Nomination and Governance Committee considers these factors in the light of the specific needs of the Board at that time. The description of each nominee set forth in the “Business Experience and Qualification of Board Members” section above includes the primary individual experience, qualifications, attributes and skills of each of the Company’s Directors that led to the conclusion that each director should serve as a member of the Board of Directors at this time. The Nominating and Corporate Governance Committee met twice during fiscal 2015 and all members of the Committee attended.

Additional Corporate Governance Information

FactSet is committed to maintaining the highest standards of business conduct and corporate governance, which the Company believes are essential to running its business efficiently, serving its stockholders well and maintaining integrity in the marketplace.

Code of Business Conduct

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s employees, including the Company’s principal executive officer, principal financial officer and principal accounting officer, all other officers and the Company’s Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. You may also request a copy of the Code of Business Conduct and Ethics by writing to Investor Relations, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851. Any amendment to the Code of Business Conduct and Ethics (other than technical, administrative or non-substantive amendments) and any waiver of a provision of the Code that applies to a member of FactSet’s Board or one of its executive officers will be promptly disclosed on the Corporate Governance Highlights page of the Investor section of its website.

Contacting the Board

Stockholders and other interested parties may contact the Board, the Lead Independent Director or non-management Directors as a group by sending their correspondence to: Board of Directors (or other appropriate group), c/o Corporate Secretary, FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851; facsimile number: 1-203-810-1001; email address: Board@factset.com. The Corporate Secretary will review all communications and forward them to the Chairman of the Board or the Lead Independent Director, as appropriate. The Corporate Secretary may, however, filter out communications that do not relate to the Company’s business activities, operations or its public disclosures, but will maintain a record of these communications and make them available to the Chairman of the Board or the Lead Independent Director (solicitations will not be recorded or forwarded). Any communications received by the Chairman of the Board or Lead Independent Director regarding concerns relating to accounting, internal accounting controls or auditing matters will be immediately brought to the attention of the Audit Committee and will be handled in accordance with the procedures established by the Audit Committee to address these matters.

Director Compensation Program

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity-based compensation. FactSet does not pay management directors for Board service in addition to their regular employee compensation. The Compensation Committee, which consists solely of independent directors, has the primary responsibility for reviewing and considering any revisions to director compensation. The Board reviews the committee’s recommendations and determines the amount of director compensation. Each non-employee Director is provided access to FactSet, at no charge, which allows them to utilize the Company’s suite of products and services.

For fiscal 2015, Director compensation consisted of:

Cash Compensation

■	A $25,000 annual retainer paid quarterly.

■	An additional $2,500 annual retainer to each chairman of a Board Committee.

■	An additional $2,500 annual retainer to each Audit Committee member.

Equity Compensation

The 2008 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) provides for the grant of share-based awards, including stock options, to non-employee directors of FactSet.

Annual Grant

Under the Directors’ Plan, the Compensation Committee may award an annual equity grant to each non-employee Director on or around January 15th of each year having an intended value of $65,000. The number of option shares to be granted in order to deliver this value will be determined on grant date using an option-pricing model. As such, the Compensation Committee recommended and the Board approved an annual equity grant of 2,307 non-qualified stock options to each of the six non-employee Directors on January 15, 2015. The strike price was $138.48 per share, being equal to the closing price of the Company’s common stock on that date. The grant date fair value of this option grant was $390,000 or $65,000 per Director. The non-qualified stock options granted to Directors vest ratably at 20% per year over five years upon the anniversary date of each grant and expire seven years from the date the options were granted.

New Director One-Time Grant

New Directors may receive a one-time option grant, typically on or around January 15th after the new Director’s first annual meeting. With the exception of Mr. Snow, who is an employee of the Company and therefore not considered eligible for a one-time option grant, there were no new directors during fiscal 2015, thus no one-time grants.

Expenses

The Company pays or reimburses Directors for travel, lodging and related expenses incurred in connection with attending Board, Committee and stockholder meetings and other Company business related events. From time to time, the Company may reimburse a Director’s expenses for his participation in third party-supplied continuing education related to the Director’s Board or Committee service. Director expense reimbursements during fiscal 2015 totaled less than $20,000, consistent with prior years.

Director Summary Compensation Table

The following table provides information as to compensation for services of the non-employee Directors during fiscal 2015.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards (1)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation	Total
Robin A. Abrams	$25,700	$--	$65,000	$--	$--	$--	$90,700
Scott A. Billeadeau	$30,000	$--	$65,000	$--	$--	$--	$95,000
Joseph E. Laird, Jr.	$27,500	$--	$65,000	$--	$--	$--	$92,500
James J. McGonigle	$27,500	$--	$65,000	$--	$--	$--	$92,500
Walter F. Siebecker	$27,500	$--	$65,000	$--	$--	$--	$92,500
Joseph R. Zimmel	$27,500	$--	$65,000	$--	$--	$--	$92,500

(1)

The amounts in the Option Awards column represent the aggregate grant date fair values, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718, Share-Based Payment, (“ASC Topic 718”), of stock option awards issued during fiscal 2015 pursuant to the Directors’ Plan. For information on the valuation assumptions with respect to stock option grants, refer to the notes to the consolidated financial statements contained in FactSet’s Fiscal 2015 Annual Report on Form 10-K. There can be no assurance that these grant date fair values will be realized by the non-employee Directors. The actual gain that a non-employee Director may receive from exercising an option sometime in the future may be higher or lower than these reported amounts, and these options have value only if the price of the Company’s stock increases above the option’s exercise price. On January 15, 2015, FactSet granted 2,307 stock options to each of the Company’s non-employee Directors. The strike price was $138.48 per share, being 100% of the NYSE closing price of the Company’s common stock on that date. The grant date fair value of the option grants was $390,000. At August 31, 2015, the non-employee Directors had the following outstanding stock option awards, some of which were not fully or partially vested: Robin A. Abrams, 12,638 options; Scott A. Billeadeau, 25,335 options; Joseph E. Laird, Jr., 29,835 options; James J. McGonigle, 34,335 options; Walter F. Siebecker, 20,020 options; and Joseph R. Zimmel, 12,435 options.

Director Nominations

The Company has a standing Nominating and Corporate Governance Committee. A copy of the charter of the Nominating and Corporate Governance Committee may be found on the Company’s website at http://investor.factset.com on the Corporate Governance Highlights page of the Investor section. The members of the Nominating and Corporate Governance Committee are independent under the listing standards of the New York Stock Exchange and the NASDAQ Stock Market.

The Nominating and Corporate Governance Committee will consider director nominees recommended by stockholders in written communications to FactSet’s Secretary prior to August 1 for the ensuing election. Any such communication must follow the guidelines set forth in the FactSet Research Systems Inc. Director Nominee Selection Policy, a copy of which may be found on the Corporate Governance Highlights page of the Investor section of the Company’s website. The policy lists selection criteria including integrity, professionalism and sound business judgment. The Nominating and Corporate Governance Committee will consider any nominee recommended by a stockholder in accordance with its policy under the same criteria as any other potential nominee.

The Nominating and Corporate Governance Committee will select nominees for directors pursuant to the following process:

■

Identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from directors and senior management, recommendations by stockholders and potentially a director search firm.

■

Review of each candidate’s qualifications by the Nominating and Corporate Governance Committee to determine which candidates best meets the Board’s required and desired criteria. The review of the nominee’s qualifications includes capabilities, availability to serve, conflicts of interest and other relevant factors. The Committee shall search for individuals as nominees with the highest personal and professional integrity, who shall have demonstrated strong ability and judgment and who shall be effective in serving the long-term interest of stockholders.

■	Interviews of an interested candidate by the Chairman of the Nominating and Corporate Governance Committee, at least one other committee member and the CEO.

■	Report to the Board by the Nominating and Corporate Governance Committee on the selection process.

■	Recommendation by the Nominating and Corporate Governance Committee of a nominee to the Board.

■

Formal nomination of the candidate by the Board for inclusion in the slate of directors for the annual meeting of stockholders or appointment by the Board to fill a vacancy between stockholder meetings.

For candidates proposed to it, the Nominating and Corporate Governance Committee requires: (i) the candidate’s full name, address, email and phone number; (ii) a verbal statement by the candidate that he or she wishes to be nominated and is willing and able to serve as a director; (iii) a verbal statement of the good faith belief by the proposing stockholder that the candidate meets the Company’s criteria, and (iv) such other written documentation as the Committee may request to permit a determination by the Board as to whether such candidate meets the required and desired director selection criteria set forth in the FactSet By-laws, Corporate Governance Guidelines and the FactSet Research Systems Inc. Director Nominee Selection Policy, available on the Company’s website.

Proposal 1: Election of Directors

Stockholders will elect five directors at the Annual Meeting of Stockholders. If elected, the directors, with the exception of Ms. Siegel and Mr. Snow, will hold office for a term not exceeding three years or until a successor is elected and qualified. Ms. Siegel will hold office for a term not exceeding two years or until a successor is elected and qualified. Mr. Snow will hold office for a term not exceeding one year or until a successor is elected and qualified. Your proxy will be voted in favor of those persons to serve as directors, unless you indicate to the contrary on the proxy.

Management expects that the nominees will be available for election. However, if a nominee is not a candidate when the election occurs, your proxy will be voted to elect another nominee to be designated by the Nominating and Corporate Governance Committee of the Board of Directors to fill any vacancy. Business experience and qualifications on these nominees and the other members of the Board of Directors is presented in this Proxy Statement under the caption “Business Experience and Qualifications of Board Members.”

Vote Required: The five nominees for election as directors of the Company who receive a majority number of “FOR” votes cast at the meeting (either in person or by proxy) will be elected as directors.

FactSet’s Board recommends that Scott A. Billeadeau, Philip A. Hadley and Joseph R. Zimmel each be elected to serve a three-year term expiring in concurrence with the Annual Meeting of Stockholders for 2018; Laurie Siegel be elected to serve a two-year term expiring in concurrence with the Annual Meeting of Stockholders for 2017; and Philip Snow be elected to serve a one-year term expiring in concurrence with the Annual Meeting of Stockholders for 2016.

AUDIT COMMITTEE REPORT

The Board of Directors has charged the Audit Committee with a number of responsibilities, including review of the adequacy of FactSet’s financial reporting, accounting systems and controls. The Board has reviewed independence for audit committee members as defined in both the New York Stock Exchange and NASDAQ and has determined that each member of the Audit Committee met each listing’s standard. The Audit Committee has a direct line of communication with FactSet’s independent public accountants.

The responsibilities of the Audit Committee are set forth in its Charter which is available on the Company’s website at http://investor.factset.com. In fulfilling its responsibility, the Audit Committee discusses with the Company’s independent public auditors the overall scope and specific plans for their audit. The Audit Committee has reviewed FactSet’s audited consolidated financial statements for fiscal 2015 with management and with Ernst & Young LLP. Such review included discussions concerning the quality of accounting principles as applied and significant judgments affecting FactSet’s consolidated financial statements. In addition, the Audit Committee has discussed with Ernst & Young LLP matters such as the quality and acceptability of FactSet’s accounting principles applied in its financial reporting, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). Lastly, the Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP concerning such auditors’ independence from FactSet and has discussed with Ernst & Young LLP its independence, as required by the PCAOB.

In reliance on the reviews and discussions conducted with management and the independent public auditors, the Audit Committee has recommended to the Board of Directors and the Board has approved the inclusion of the audited consolidated financial statements for fiscal year ended August 31, 2015 in FactSet’s Fiscal 2015 Annual Report on Form 10-K, for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Scott A. Billeadeau, Chairman

Walter F. Siebecker

Joseph R. Zimmel

Proposal 2: Ratification of Independent Registered Public Accounting Firm

In 2013, the Audit Committee selected Ernst & Young LLP to replace PricewaterhouseCoopers LLP as FactSet’s independent registered public accounting firm beginning with the audit of the 2014 fiscal year and this appointment was ratified by stockholders at the 2013 Annual Meeting. The Audit Committee has again appointed Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016.

The dismissal of PricewaterhouseCoopers LLP was effective October 30, 2013, upon completion of the audit of the Company’s consolidated financial statements for the fiscal year ended August 31, 2013. During the Company’s fiscal years ended August 31, 2013 and 2012 and through October 30, 2013, FactSet had no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure, nor were there any reportable events as defined in Item 304(a)(1)(v) of SEC Regulation S-K during this period. PricewaterhouseCoopers’ audit reports on FactSet’s consolidated financial statements for the fiscal year ended August 31, 2013 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. PricewaterhouseCoopers LLP has not advised the Company of any information that has come to their attention and from which they have concluded such information materially affects the fairness or reliability of any audit report which they have previously issued.

A representative from Ernst & Young LLP will attend the 2015 Annual Meeting to respond to appropriate questions and make a statement should they desire to do so.

Independent Registered Public Accounting Firm’s Fees and Services

The following table shows the total fees billed or accrued for professional services provided to FactSet by Ernst & Young LLP, for fiscal years ended 2015 and 2014.

	Fiscal 2015	Fiscal 2014
Audit fees (1)	$492,944	$480,109
Audit-related fees (2)	—	—
Tax fees (3)	—	—
All other fees (4)	2,015	2,015
Total	$494,959	$482,124

(1)

Represents fees for professional services rendered for the integrated audit of FactSet’s annual consolidated financial statements and of its internal control over financial reporting, for review of the interim consolidated financial statements included in quarterly reports on Form 10-Q and for services that are normally provided by in connection with statutory and regulatory filings or engagements.

(2)

Represents fees for assurance and related services that are reasonably related to the performance of the audit or review of FactSet’s consolidated financial statements and are not reported under “Audit Fees.”

(3)	Tax fees were for services related to tax consulting and planning services.

(4)	All other fees represent fees for services provided to FactSet which are otherwise not included in the categories above. These fees primarily consist of subscriptions to accounting research software.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services to be provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to report periodically to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

The Audit Committee has determined that the provision of non-audit services by Ernst & Young LLP during fiscal 2015 and 2014, respectively, was compatible with maintaining the independence of each firm. During fiscal 2015 and 2014, all professional services provided by Ernst & Young LLP were pre-approved by the Audit Committee in accordance with this policy.

Audit Partner and Audit Firm Rotation

The Audit Committee’s policy is that the audit engagement partner should rotate off the Company’s account no less frequently than every five years. With respect to audit firm rotation, the Audit Committee believes that it is inappropriate to establish a fixed limit on the tenure of the independent auditor. Continuity and the resulting in-depth knowledge of the Company strengthen the audit. Moreover, the mandatory partner rotation policy expressed above, normal turnover of audit personnel, the Audit Committee’s policy regarding the hiring of auditor personnel and the Audit Committee’s practices restricting non-audit engagements of the independent auditor, all mitigate against any loss of objectivity that theoretically could arise from a long-term relationship. As provided in the Audit Committee’s Charter and as further described below, the Audit Committee regularly evaluates its independent registered public accounting firm.

The Audit Committee will periodically consider alternatives to ensure that the Audit Committee and the Company’s stockholders are receiving the best audit services available.

Auditor Independence

As noted in the Audit Committee Charter and in the Audit Committee Report, the independent auditor reports directly to the Audit Committee and the Audit Committee is charged with evaluating its independence.

FactSet’s Board recommends that you vote to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2016.

EXECUTIVE OFFICERS

The following are the Company’s executive officers at August 31, 2015:

Name of Officer	Age	Office Held with the Company	Officer Since
F. Philip Snow	51	Chief Executive Officer	2014
Mark J. Hale	42	Executive Vice President, Chief Operating Officer	2015
Scott G. Miller	47	Executive Vice President, Global Director of Sales	2015
Maurizio Nicolelli	47	Senior Vice President, Chief Financial Officer	2009
Edward Baker-Greene	52	Senior Vice President, Chief Human Resources Officer	2015
Rachel R. Stern	50	Senior Vice President, Strategic Resources and General Counsel	2009

F. Philip Snow’s business experience is listed in the section titled “Corporate Governance” on page 9.

Mark J. Hale – Executive Vice President, Chief Operating Officer. Mr. Hale joined the Company in 1995 as a software engineer. During his 20-year tenure at FactSet, Mr. Hale has held several positions of increasing responsibility including Head of Software Engineering, and most recently, Senior Vice President, Director of Content Operations. Mr. Hale received a B.S. in Electrical and Computer Engineering from Carnegie Mellon University.

Scott G. Miller – Executive Vice President, Global Director of Sales. Mr. Miller joined FactSet in January 2015. Previously, Mr. Miller was employed by Bloomberg L.P., where he had executive responsibility for enterprise accounts. Mr. Miller was a founding executive and Global Chief Operating Officer of Bloomberg’s Enterprise Solutions Group, responsible for the strategy and execution of that group’s major initiatives and day-to-day management. Mr. Miller spent 10 years in sales leadership roles within Bloomberg’s Financial Products Group, including Head of Sales, Americas; Regional Sales Manager, Americas; Regional Sales Manager, EMEA; and National Sales Manager, EMEA. From 1995 to 1998, Mr. Miller worked in fixed income sales at Bank of Montreal in London. He started his career in 1992 at Nesbitt Thomson in Montreal, Canada and is a graduate of St. Francis Xavier University.

Maurizio Nicolelli – Senior Vice President, Chief Financial Officer. Mr. Nicolelli joined the Company in 1996 as the Senior Accountant and held the position of Chief Accountant from 1999 to 2001. From 2002 to 2009, he served as Vice President and Comptroller of the Company. From October 2009 to 2013, he occupied the position of Senior Vice President, Principal Financial Officer and was named Chief Financial Officer in fiscal 2014. Prior to joining FactSet, he was employed at PricewaterhouseCoopers LLP. He holds a B.S. degree in Political Science from Syracuse University and an M.B.A. degree in Accounting from St. John's University. Mr. Nicolelli is a CPA licensed in the state of New York.

Edward Baker-Greene – Senior Vice President, Chief Human Resources Officer. Mr. Baker-Greene joined FactSet in June 2015 from Voya Financial, formerly ING, U.S., where he was Head of Human Resources for Retirement Solutions, Operations, and Information Technology. Previously, Mr. Baker-Greene worked at Fidelity Investments for 13 years. At Fidelity, he was a part of the Personal and Workplace Investing division, where he held roles in business and human resources capacities, including Senior Vice President/Managing Director, Relationship Management. Mr. Baker-Greene began his professional career as a lawyer focusing first on employment law and subsequently recruiting, talent management, and human capital management. Mr. Baker-Greene received a B.A. from Tufts University and a law degree from the University of Virginia School of Law.

Rachel R. Stern - Senior Vice President, Strategic Resources and General Counsel. Ms. Stern joined FactSet in 2001 as General Counsel. In addition to the Legal Department at FactSet, she is responsible for Investor Relations; Facilities and Real Estate Planning; and Third-Party Content and Strategic Partnerships. Ms. Stern is admitted to practice in New York, and Washington D.C., and as House Counsel in Connecticut. Ms. Stern received a B.A. from Yale University, an M.A. from the University of London and a J.D. from the University of Pennsylvania.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) is intended to provide context for the decisions underlying the compensation reported in the executive compensation tables included in this Proxy Statement for each named executive officer (“NEO”) during fiscal 2015 whom are listed as follows:

■	Philip Snow - Chief Executive Officer

■	Mark J. Hale - Executive Vice President, Chief Operating Officer

■	Scott G. Miller – Executive Vice President, Global Director of Sales

■	Maurizio Nicolelli – Senior Vice President, Chief Financial Officer

The Compensation Committee of the Board is responsible for policies and decisions regarding the compensation and benefits for each NEO. The Compensation Committee also administers FactSet’s stock option plans. Certain facts described in this CD&A reflect Compensation Committee deliberations about which management does not have personal knowledge, although the Compensation Committee has advised management that the information in this CD&A is accurate and materially complete.

Fiscal 2015 Financial Highlights

■	Continued Growth – Fiscal 2015 was the Company’s 35th consecutive year of revenue growth and its 19th consecutive year of positive earnings growth as a public company.

■

Annual Subscription Value (“ASV”) Growth –ASV surpassed the $1 billion mark in February 2015 and was $1.058 billion at August 31, 2015. FactSet reported organic ASV growth of 9.2% over the last twelve months.

■	Accelerated Revenue Growth – The Company reported a 9.4% increase in revenues compared to a year ago. Each geographic segment grew revenues and operating income in fiscal 2015.

■	EPS Expansion – Diluted earnings per share increased to $5.71, up 16.1% from fiscal 2014.

■	Free Cash Flow – Generated $281 million in free cash flow during fiscal 2015, up 13.5% from the prior year.

Fiscal 2015 Operational Highlights

■

Record Number of Users – Users grew by 7,609 during fiscal 2015, including a record quarterly increase of 3,210 users in the fourth quarter, and totaled 62,205 at year-end. Annual client retention was greater than 95% of ASV and 94% of clients, up from 93% last fiscal year.

■	Increase in Client Additions – FactSet added 233 net new clients over the past 12 months.

■	Acquisition – In February 2015, FactSet acquired Code Red which positions FactSet as a market leader in solving challenges across the research space.

■

In May 2015, FactSet increased its regular quarterly dividend by 12.8% to $0.44 per share, making 2015 the 10th consecutive year FactSet has increased its dividend by more than 10%. Aggregating dividends with share repurchases, the Company returned $323 million to stockholders during fiscal 2015.

■	Job Creation – Employee count rose 10.9% to 7,360, up 721 employees from a year ago as FactSet continued to aggressively invest in its people.

■

Recognition in the Workplace – FactSet was included in Fortune's “100 Best Companies to Work For” list for the seventh time in the last eight years. The Company was also named one of the UK’s “Best Workplaces” (by the Great Place to Work® Institute UK), listed in Crain’s “Chicago’s Best Places to Work” and the “2015 Best Places to Work in France” list for the fourth consecutive year.

The Compensation Committee continually reviews the objectives and design of FactSet’s executive compensation policies to encourage decisions and behaviors that align with the long-term interests of the Company’s stockholders. The Committee concluded the following:

■

FactSet’s programs appropriately balance short- and long-term incentives, with approximately 35% of the total target compensation for the senior executive team provided in equity and focused on long-term performance.

■

Executive compensation policies pay executives for performance against goals that are set to be challenging to motivate a high degree of business performance, with an emphasis on longer-term financial success and prudent risk management.

■	Qualitative factors beyond the quantitative financial metrics are a key consideration in the determination of individual executive compensation payments.

Executive Compensation Philosophy

FactSet has historically established executive compensation based upon the following goals and principles:

■	Provide appropriate incentives for both individual and business performance.

■	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

■	Maintain executive compensation at levels relative to other members of senior management.

■	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Provide appropriate incentives for both individual and business performance.

Approximately 40% of each NEO’s total compensation in fiscal 2015 is performance-based variable compensation, which rewards the executive for annual business performance against pre-determined goals. The Compensation Committee has designed the executive compensation program to encourage NEOs to strive for outstanding individual performance, which is expected in turn to drive the positive performance of the Company as a whole. The Compensation Committee reviews the individual goals of each NEO prior to the end of each fiscal year to determine the executive’s performance relative to stated objectives, both quantitative as well as qualitative. A NEO’s achievement of certain goal levels will dictate, with the application of some discretion by the Committee, that executive’s bonus for the fiscal year just completed as well as salary levels for the coming fiscal year.

Align the financial interests of key employees and FactSet’s stockholders via share-based incentives.

The Compensation Committee seeks to motivate executives to work conscientiously to achieve both short term and long term goals and, thereby, create stockholder value. Equity-based compensation, including stock options and restricted stock, has regularly represented a significant portion of total compensation. With stock options, executives only benefit if the Company’s stock price appreciates from the date of grant of the award. The Compensation Committee has also viewed options as a method, not only of encouraging the NEOs to drive Company performance in the long term, but also of encouraging the retention of officers. With restricted stock, the Compensation Committee has recognized that share ownership by NEOs is a positive characteristic. NEOs’ interests as stockholders and option holders themselves have been aligned in the past with those of stockholders generally, and are anticipated to remain so aligned due in part to the large share ownership such officers have maintained.

Maintain executive compensation at levels relative to other members of management.

In addition to the other elements relevant to determining each of the NEO’s compensation, FactSet’s Compensation Committee also considered the potential difference between the total compensation package offered to its top executives and the compensation of other employees, both management and non-management. The Compensation Committee determines compensation and stock-based incentive awards for the NEOs at the same time as it approves pools for the Company as a whole. The Compensation Committee criteria and performance levels attempt to provide compensation to NEOs that both recognize their achievements, but also maintain internal pay equity in comparison with other executives and the general employee base. This awareness has helped with retention not only at the senior executive level but also at other levels in developing management of the Company.

Attract and retain talented personnel.

The Company operates in several highly competitive labor markets and must ensure that total compensation compares well with that offered by competitors in those markets. The Compensation Committee has designed executive compensation bearing in mind the compensation offered by other companies in the technology and financial information industry, to the extent such information is publicly available. The Committee also considers that the NEOs’ share ownership of FactSet stock is, in some cases, a significant point of distinction from other companies in determining compensation.

Elements of Compensation

FactSet’s executive officers are compensated in a manner consistent with the Company’s strategy, competitive practice, sound corporate governance principles and stockholder interests and concerns. The core of FactSet’s executive compensation philosophy continues to be to pay for performance, as discussed in greater detail below. The three major elements of FactSet’s executive officer compensation in fiscal 2015 continued to be:

■	Base salary;

■	Variable cash incentive awards (annual bonus); and

■	Long-term, equity-based incentive awards.

Base Salary

The Compensation Committee has established base salaries according to the experience and qualifications of the individual executives. Generally, base salaries are intended to be sufficiently competitive to attract and retain key employees, although they are secondary to a view of total cash compensation. Salaries for NEOs represent approximately 25% of each NEO’s total compensation and are considered in the context of compensation paid to all other employees of the Company. The Compensation Committee did not use a formula to review base salaries, and no one factor was weighted more heavily than another. Although the Compensation Committee does not have a specific benchmark, the goal of the Compensation Committee is to ensure that total cash compensation packages (including base salaries and annual bonuses of the NEOs) generally remain competitive with the 50th percentile when compared to peer group companies. Messrs. Snow and Hale were promoted to their respective roles during fiscal 2015 and as such, their base salaries were set at a level to reflect their new responsibilities. Mr. Miller was hired in January 2015 and his salary upon joining the Company reflected a level comparable with industry peers for his position. The Compensation Committee recommended that each NEO's base salary be set at a level to ensure they were competitive with industry peers in similar roles. With respect to Mr. Nicolelli, the Compensation Committee recommended that his base salary be increased to $230,000, up from $225,000, to ensure his base salary is competitive with industry peers.

Annual Bonus

The Compensation Committee determined annual bonuses on a discretionary basis considering a number of factors including FactSet’s ASV and EPS growth, achievement of Corporate, strategic and department goals, individual performance and competitive market practices. Annual bonuses represent approximately 40% of each NEO’s total compensation. Each executive had an assortment of objectives that were established at the beginning of the year (or at the date of their beginning their current role) and reviewed with the executive. Annual Company-level performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those goals identified as having a positive impact on the Company’s short-and long-term business results. In the normal course of business, the Committee determines the bonuses for the NEOs based on their operational and financial performance, as described in further detail below. The bonus amounts are not determined by a predefined formula. Rather, they are judgment-based, and based upon achievement of individual goals, overall company performance for the fiscal year and a review of compensation at peer companies. For each NEO, management of the Company prepares for the Compensation Committee a written performance appraisal, peer review compensation statistics and a recommendation for compensation change. The recommendations are reviewed by the Compensation Committee and fiscal 2015 annual bonus amount decisions emphasized rewarding performance as FactSet realized robust growth across all key metrics in the past 12 months, which included organic ASV growth of 9%, the addition of 233 net new clients, a 14% increase in users of FactSet, an uptick in the annual client retention rate to 94%, a 10% increase in operating income and a 16% growth in diluted earnings per share. Due to the financial and operational growth of FactSet during fiscal 2015, certain fiscal 2015 performance goals established for each NEO’s variable cash incentive were achieved.

Long-term, Equity-based Incentive Awards

The use of equity-based compensation has been a significant component of FactSet’s overall compensation philosophy representing approximately 35% of each NEO’s total compensation. FactSet’s philosophy, which the Company plans to continue, is built on the principles that equity compensation should seek to align employees’ actions with stockholder interests; attract, retain, and motivate highly qualified executives; and, balance the focus on short- and longer-term performance objectives. The Company believes that it has been successful in achieving this alignment through the use of equity-based compensation, which includes the use of restricted stock awards. The Compensation Committee has also recognized the unique significant ownership stake of the NEOs in the Company and consequently has not mandated that its executive officers maintain a specified level of stock ownership in the Company. The Compensation Committee determines the size of the long-term, equity-based incentives according to each NEO’s position within FactSet and sets a level it considers appropriate to create a meaningful opportunity for reward predicated on increasing stockholder value. The Committee takes into account an individual’s performance history, his or her potential for future advancement, the CEO’s recommendations for awards other than his own and the value of existing vested and unvested outstanding equity awards. The relative weight given to each of these factors varies among individuals at the Compensation Committee’s discretion. Equity-based plan awards are typically granted subsequent to the end of each fiscal year in order to be synchronized with the year-end performance review process and the timing of the annual bonus payments.

FactSet structured its long-term equity-based grants in fiscal 2015 as service-based stock options, as the Compensation Committee believed this was the most effective way to promote equity ownership by the executives, reward them for solid operating performance and retain them. Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. In November 2014, the Committee noted that FactSet common stock was appreciating in value and was greater than the strike price of the prior year restricted stock grant. As such, the Committee recommended the issuance of service-based stock options instead of restricted stock awards. The service-based stock options granted in November 2014 vest 60% after three years and the remaining 40% after five years.

Post-Termination Compensation.

Beyond allowing executives to participate in the Company’s 401(k) plan, under which the Company matches contributions for all employees up to a maximum limit imposed by ERISA, FactSet does not standardly provide any other post-employment benefits to its executive officers or any employees.

Tax Considerations

In establishing individual executives’ compensation levels, the Company does not explicitly consider accounting and tax issues. However, FactSet does analyze the overall expense arising from aggregate executive compensation levels and awards and the components of the Company’s compensation programs.

FactSet believes it is in its best interest, to the extent practical, to have compensation paid to its NEOs be fully deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended. However, the Compensation Committee retains the discretion to provide compensation that potentially may not be fully deductible to reward performance and/or enhance retention. Section 162(m) generally provides that publicly held companies may not deduct compensation paid to certain of its top executive officers to the extent that such compensation exceeds $1 million per officer in a calendar year. FactSet has taken steps to ensure that payments to its NEOs under its long-term equity-based incentive programs meet the Section 162(m) requirements. For the fiscal years presented in this Proxy, FactSet believes the stock-based awards granted under the Company’s stock option and award plan meet the requirement of Section 162(m). As of August 31, 2015, the Company’s annual bonus plan does not meet the requirements because it is not stockholder approved. However, the Compensation Committee believes that it must maintain flexibility in its approach in order to structure a program that is effective in attracting, motivating and retaining the Company’s key executives.

Executive pay at FactSet other than for the CEO has historically not exceeded the annual compensation deduction limit of Section 162(m). With the exception of Mr. Hadley in fiscal 2015, 2014 and 2013, and Messrs. Miller and Walsh in fiscal 2015, the cash compensation (base salary plus annual bonus) paid to each NEO was at or below the $1 million limit in each fiscal year presented in this Proxy. The tax deductibility of compensation for the NEOs will be preserved as long as such actions are consistent with the Committee’s compensation policies and objectives and are in the best interests of the Company and its stockholders.

Process of Determining Annual Executive Compensation

FactSet has not entered into any employment agreements with any of its NEOs. As such, FactSet is not bound by any contractual salary, incentive grants or other compensation requirements for the NEOs. For fiscal 2015 and preceding years, FactSet’s Compensation Committee did not utilize the services of a compensation consultant. In the determination of stock options grants and bonuses, the Committee considered information provided to it by management, at the Committee’s request, regarding the compensation levels of executives at designated peer companies.

In fiscal 2015, the Committee worked with management in the compensation review process as follows:

Determined Methodology

During fiscal 2015, the Compensation Committee met several times to determine the methods it would use to set compensation for the NEOs. Each compensation component and the Compensation Committee’s decisions regarding these elements are considered as part of a collective package of compensation to each individual NEO. The Committee members discussed what they believed were appropriate levels of compensation in their business judgment. Each element of compensation was considered independently for overall soundness of the level of compensation in relation to the amounts awarded to other individuals. The Compensation Committee did not consider any forms of compensation other than salary, bonus and equity awards.

Developed performance measures

The Compensation Committee and Mr. Snow identified appropriate performance measures and recommended performance objectives that were used in determining annual and long-term awards. Each NEO’s compensation as a whole was considered in comparison to that of other executives and employees of the Company. The Compensation Committee did not consider any forms of compensation other than salary, bonus and equity awards. Perquisites have historically constituted less than 5% of each NEO’s total compensation and represent the dollar value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles and medical and dental benefits paid by the Company on behalf of the NEO.

Compiled benchmark data

Management prepared benchmarking and competitive data with respect to historical compensation and its defined peer group. The Compensation Committee utilized this information in connection with establishing NEO compensation plans and parameters at its meetings. In addition, each NEO’s compensation as a whole was considered in comparison to that of other executives and employees of the Company. The Committee did not engage in any further quantitative or qualitative analyses regarding its decision to make specific compensation awards or regarding any particular type of award or form of compensation.

Meetings

In a series of meetings, the Compensation Committee determined appropriate salary for the upcoming year, bonus levels for the fiscal year just completed and upcoming equity-based grants for the NEOs. The Compensation Committee followed guidelines for equity-based awards, which apply to awards for NEOs as well as all other employees. The guidelines required management to study, make recommendations and provide supporting analysis to the Compensation Committee regarding proposed equity awards. The supporting analysis shared with the Committee provided details about each executive’s cash and total compensation, existing equity awards, the amounts vested and unvested and the percentage of total compensation that the suggested equity-based grant would represent. The materials also demonstrated the aggregate amount of awards and other compensation that have been historically granted and were proposed to be granted to the Company in the aggregate. In addition, management discussed with the Committee various Company performance levels and the equity-based grants that would vest based on the various performance targets.

On the basis of such materials, prepared at the Committee’s request, the Compensation Committee approved equity grants for each member of the Company’s senior management, including the NEOs. During the same meeting, the Compensation Committee further approved total equity-based grants for all FactSet employees in the aggregate. The Compensation Committee thus determined awards for the NEOs in the context of considering grants for employees of the Company as a whole.

Reviewed Management-prepared Materials

The Compensation Committee considered materials prepared by management at the Committee’s request and direction, detailing the historical salary, bonus and total cash compensation levels of the NEOs and other members of the Company’s Executive Committee. In addition, management provided to the Compensation Committee materials outlining the individual performance of each NEO with respect to his goals and objectives for the past year, both qualitative and quantitative, measured against financial goals for the Company’s performance as well as quantitative performance in the individual executive’s functional area. Management also provided the Committee with materials regarding the overall financial performance of the Company as well as operational and strategic accomplishments during the past fiscal year. Additionally, management provided an evaluation of each NEO's contribution to the performance of the Company during fiscal 2015.

The Committee members then made their determinations as to the bonus for the just completed fiscal year and base salary for the upcoming year for each NEO. Management did not participate in this deliberation and the CEO was not present for discussions regarding his own compensation. At the same meeting, the Compensation Committee approved the total bonus pool for the Company’s operational areas as a whole, so that compensation to the NEOs was made in the larger context of compensation for all the Company’s employees.

Developed CEO compensation recommendations

For the CEO’s compensation, the Compensation Committee met in a closed session and determined recommendations for base salary, annual bonus, and share-based compensation. These recommendations were developed with no input from the CEO, and took into account overall Company performance, personal performance against objectives, Board and staff member feedback, and compensation benchmarking data provided by external sources.

Use of Performance Targets to Derive Compensation

The Committee did not designate target levels of performance that would enable an executive to qualify for an exact amount or a range of compensation levels, whether in the form of salary, bonus or option awards. Neither the Company nor the Compensation Committee determined threshold, target and maximum payments for salaries or the actual size of bonus payments related to the Company’s performance, nor did they set the threshold, target and maximum number of shares underlying the performance share awards as related to the Company’s performance. Only the vesting of performance-based options was linked to specific growth targets of the Company as a whole, not any individual NEO’s performance.

In fiscal 2015, management agreed ASV growth targets with the full Board. In addition, management provided qualitative comments pertaining to each NEO’s goals and performance gathered during FactSet’s standard review process for all employees. The Company’s EPS targets are also implied as the Company is managed each year with the goal of EPS growth being equal to or greater than ASV growth. These targets are detailed for each geographic region managed by a NEO and for the Company in the aggregate. The growth figures did not, however, correlate to any target compensation levels, but rather informed the Compensation Committee generally as to the performance of the Company. Although no specific levels of compensation were tied to the achievement of these growth targets and goals, the Compensation Committee took such performance into account in determining the dollar amount of bonuses and equity awards to recommend for each NEO. No other specific items of corporate performance were taken into account in making the compensation decisions.

Performance versus Goals and Objectives

The Compensation Committee determined the actual size of bonus payments and equity-based grants awarded to each of the NEOs based on the Compensation Committee’s subjective view of the executives’ achievement of qualitative goals set out in materials provided to the Committee by management. There were no specific quantitative formulas involved that would result in a particular compensation level. The Committee agreed on the executive’s performance and related compensation through conversation and discussion.

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Mr. Snow’s goals included: accelerate ASV growth; develop and execute organizational changes from both a leadership and operational perspective that will better position FactSet to scale; gain experience and additional insight into product development; financial planning and investor relations; create and communicate top-down company ASV goals; and enhance the use of financial performance metrics for the upcoming fiscal year.

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Mr. Hale’s goals included: transition into the role of Chief Operating Officer; complete a reorganization of the product, content and technology functions; and drive the completion of significant product developments and upgrades.

■	Mr. Miller’s goals upon joining the Company in January 2015 included: complete a reorganization of the global sales teams; establish his leadership team within sales; and accelerate ASV growth.

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Mr. Nicolelli’s goals included: increase EPS growth greater than ASV growth; ensure financial reporting compliance; manage FactSet’s cost structure to maximize the Company’s competitive position; enhance reporting processes for newly incorporated FactSet locations; and effectively manage the Company’s worldwide effective tax rate.

The compensation to be issued is not based on a quantitative formula. Each NEO was measured on his performance relative to his qualitative goals in determining the appropriate overall level of compensation. The compensation was then granted as a mix including base salary, annual variable bonus and equity-based grants.

Performance-based Option Awards

The only compensation tool currently tied to a predefined formula is performance-based stock option awards. At the beginning of fiscal 2015, the Compensation Committee compared the key objectives established for using performance-based option awards, such as employee retention and motivation. In addition, the Committee noted that most employees were unable to influence Company ASV and EPS growth directly, rendering the grants less impactful. As a result, the Committee concluded that a more targeted allocation of performance-based stock options to high performing employees was a better allocation of resources, as opposed to granting them to a larger, more broadly-based employee population. Lastly, a historical analysis of the likelihood of achieving the various performance levels since these types of options were first granted was performed by FactSet management, which indicated that the median outcome achieved was 0% vesting. Based on all these factors, the Compensation Committee did not recommend a performance-based grant during fiscal 2015, consistent with the prior year.

The Compensation Committee considered all compensation to each NEO at the same time it determined the Company’s annual bonus and equity incentive awards pools. It should also be noted that no NEO participates in any Compensation Committee discussions of that executive’s own compensation.

Long-term Executive Incentive Compensation

FactSet believes that both cash compensation and non-cash compensation are appropriate mechanisms for driving executive performance in support of stockholder value. Cash compensation rewards annual (short-term) performance, while non-cash compensation is generally used to reinforce sustained performance over a longer period of time. The allocation between annual cash compensation and long-term equity compensation is based primarily on an evaluation of an executive’s overall role and contributions to the Company, taking into account competitive concerns regarding attracting and retaining superior talent.

Peer Group Executive Compensation Review

The Compensation Committee is provided executive compensation data of similarly situated NEOs at companies determined to be comparable by the Compensation Committee. The peer group consists of The Advisory Board Company, CoStar Group, Inc., The Corporate Executive Board Company, IHS Inc., Morningstar, Inc., MSCI Inc., Solera Holdings, SS&C Technologies, T. Rowe Price and Verint Systems Inc.

In addition to the identified peer group, the compensation provided to NEOs at the following companies was reviewed by the Compensation Committee: Federated Investors, Janus Capital Group, Inc., Markit Group Limited, NASDAQ OMX, Verisk Analytics and Waddell & Reed Financial, Inc. The materials presented to the Compensation Committee detailed the company compensation by type, including salary, bonus and equity awards. The Compensation Committee believes that its total target compensation for NEOs is competitive. The Compensation Committee noted that management positions reported by peer companies are not always parallel to those of the Company. Given the large current and historical equity ownership of management, cash compensation relative to industry peers has not been a primary focus of overall compensation. Each component of compensation (base salary, annual bonus and equity) awarded to Messrs. Snow and Nicolelli was found to be below the average compensation for their respective analogous peers. Total cash compensation (base salary plus annual bonus) awarded to Messrs. Miller and Hale was within the range awarded to each analogous peer. However, each of their equity-based awards (stock options plus restricted stock) was below the average awarded to their peers.

COMPENSATION COMMITTEE REPORT

The Compensation Committee (the “Committee”) is responsible for administering FactSet’s executive compensation policies and practices. The Committee is comprised solely of independent directors and reports regularly to the Board. Independent directors are not eligible to participate in any of the plans or programs the Committee administers. In fiscal 2015, the Committee reviewed compensation, including equity-based awards, for each named executive officer (“NEO”). The Committee reviews and approves the aggregate number of equity-based awards granted to all employees of FactSet. The Committee also reviews the compensation, including stock and option-based awards, for each member of senior management including those employees who report directly to the CEO. The Committee believes that the fiscal 2015 compensation of the NEOs was aligned with FactSet’s performance and returns to stockholders and provided a balanced mix between base pay and incentive compensation.

The Compensation Committee reviewed and discussed with management the “Compensation Discussion and Analysis” below and recommended to the Board that it be included in this Proxy Statement. The Compensation Committee has represented to management that, to the extent that the “Compensation Discussion and Analysis” purports to disclose the Compensation Committee’s deliberations and philosophy in making executive compensation decisions and policy, it is accurate and materially complete.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Joseph E. Laird, Jr., Chairman

James J. McGonigle

Walter F. Siebecker

EXECUTIVE COMPENSATION

The tables below present compensation information for each named executive officer followed by a narrative discussion of compensation that each NEO could receive when their employment with the Company terminates under various circumstances or upon a change in control of the Company. The tables include footnotes and other narrative explanations important for your understanding of the compensation information in each table.

The first table below, the Summary Compensation Table, sets forth the compensation earned by the NEOs for services rendered in all capacities to FactSet for each respective fiscal year. The Company’s NEOs include FactSet’s Principal Executive Officer (“PEO”), Principal Financial Officer (“PFO”) and the three most highly compensated executive officers (other than the PEO and PFO) during fiscal 2015.

Summary Compensation Table

The following table summarizes the compensation earned or awarded to each NEO for fiscal years 2015, 2014 and 2013.

					Stock		Option		All Other
		Salary	Bonus	(1)	Awards	(2)	Awards	(3)(4)	Compensation	(5)	Total
Name and Principal Position	Year	($)	($)		($)		($)		($)		($)
Philip Snow(6)(7)	2015	$295,000	$650,000		$—		$7,354,398	(8)	$48,521		$8,347,919
Chief Executive Officer	2014	$290,000	$250,000		$200,000		$—		$39,265		$779,265

Mark J. Hale(6)(9)	2015	$262,000	$500,000		$—		$380,015		$38,857		$1,180,872
Executive Vice President,
Chief Operating Officer

Scott G. Miller(6)(10)	2015	$169,000	$1,250,000		$—		$1,000,000		$28,917		$2,447,917
Executive Vice President
Global Director of Sales

Maurizio Nicolelli	2015	$230,000	$325,000		$—		$250,016		$39,874		$844,890
Senior Vice President,	2014	$225,000	$275,000		$250,000		$—		$35,458		$785,458
Chief Financial Officer	2013	$225,000	$240,000		$—		$280,000		$38,702		$783,702

Philip A. Hadley(11)	2015	$338,000	$1,200,000		$485,544		$—		$58,127		$2,081,671
Chairman of the Board of Directors	2014	$300,000	$800,000		$550,000		$—		$35,995		$1,685,995
Former Chief Executive Officer	2013	$300,000	$705,000		$—		$666,667		$41,424		$1,713,091

Peter G. Walsh(12)	2015	$275,000	$750,000		$339,881		$—		$42,074		$1,406,955
Former Chief Operating Officer	2014	$275,000	$625,000		$340,000		$—		$40,347		$1,280,347
	2013	$275,000	$555,000		$—		$400,000		$41,830		$1,271,830

Michael D. Frankenfield(13)	2015	$206,000	$706,667		$339,881		$—		$49,291		$1,301,839
Former Global Director of Sales	2014	$275,000	$625,000		$340,000		$—		$36,072		$1,276,072
	2013	$275,000	$555,000		$—		$400,000		$34,879		$1,264,879

(1)

The Bonus column lists discretionary cash bonuses awarded for services rendered during the applicable fiscal year. Annual variable compensation payments are made within two months following the end of each fiscal year. See the detailed description of the Annual Bonus in the preceding CD&A under the sub-heading “Annual Bonus.”

(2)

The amounts set forth in the Stock Awards column represent the aggregate grant date fair value, computed in accordance with ASC Topic 718. The assumptions made for the valuation of the stock awards are disclosed in the Notes to the Consolidated Financial Statements included in the Company’s fiscal 2015 Annual Report on Form 10-K.

(3)

The amounts set forth in the Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2015 Annual Report on Form 10-K. A stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in fiscal 2015 is reported in the “Option Exercises and Stock Vested” table.

(4)

The fiscal 2013 dollar value reported within the Option Awards column represents 100% of the fair value of service-based options granted during fiscal 2013 plus 20% of the fair value of performance-based stock options granted on November 1, 2012 (which is the percentage of the grant that is eligible to vest).

(5)

Amounts reflect the value of matching contributions to the FactSet 401(k) Plan made by FactSet on behalf of each NEO, use of Company automobiles, and medical and dental benefits paid by the Company on behalf of the NEO. FactSet matches up to 4% of employees’ bi-weekly earnings, capped at the IRS annual maximum. There were no other perquisites and other personal benefits for NEOs. Fiscal 2015 amounts for personal use of Company automobiles were $11,750; $2,178; $3,225; $21,336; $12,750 and $5,425, for Messrs. Snow, Hale, Nicolelli, Hadley, Frankenfield, and Walsh, respectively.

(6)	For Messrs. Snow, Hale and Miller, compensation is shown only for the years that they were NEOs.

(7)	On July 1, 2015, in concurrence with his appointment to CEO, Mr. Snow’s salary was increased from $290,000 to $350,000. Salary amount shown is a weighted average for fiscal 2015.

(8)	Includes 120,000 shares granted to Mr. Snow on July 1, 2015, in conjunction with his appointment to CEO.

(9)

On March 16, 2015, in concurrence with his appointment to Executive Vice President, Chief Operating Officer, Mr. Hale’s salary was increased from $230,000 to $300,000. Salary amount is a weighted average for fiscal 2015.

(10)

Upon joining FactSet in January 2015, Mr. Miller received an annual base salary of $275,000 and was guaranteed a performance bonus of at least $625,000 for fiscal 2015. Mr. Miller received a $625,000 performance bonus in cash when fiscal 2015 bonuses were paid during October 2015. In addition, Mr. Miller received a $625,000 signing bonus, which was paid in January 2015. Salary amount shown is pro rata for fiscal year 2015 based on his start date.

(11)

Mr. Hadley stepped down from the position as CEO, effective July 1, 2015, at which time he ceased to be a NEO. Mr. Hadley remains an employee of the Company, serving in a senior advisory role to management in addition to working with Mr. Snow on his transition as new CEO. Mr. Hadley's salary was adjusted as of July 1, 2015 to reflect his new role and responsibilities.

(12)

Mr. Walsh stepped down from his position as Chief Operating Officer, effective March 16, 2015, at which time he ceased to be a NEO. Mr. Walsh remains an employee of the Company with his existing employment agreement.

(13)	Mr. Frankenfield stepped down from his position as Global Director of Sales, effective January 21, 2015, at which time he ceased to be a NEO. Mr. Frankenfield remains an employee of the Company.

Grants of Plan-Based Awards

Non-Equity Incentive Compensation. The Company did not award non-equity incentive compensation during fiscal 2015 to any of its NEOs.

Stock Awards. For fiscal 2015, the Committee believes that, in light of the appreciation in FactSet stock, the most effective way to promote equity ownership for each NEO, reward them for solid operating performance and to retain them is to award service-based stock options as the vehicles for equity-based compensation. As a result, the Company granted service-based stock option awards to its NEOs during fiscal 2015 instead of restricted stock awards in order to achieve the desired benefits.

The Company did grant certain restricted stock awards to former NEOs, Messrs. Hadley, Walsh and Frankenfield. The grant date fair value of these stock awards is included in the “Stock Awards” column of the Summary Compensation Table.

Name	Grant Date (1)	Number of Shares of Stock (2)(3)	Exercise Price	Grant Date Fair Value of Stock Awards (4)
Philip A. Hadley	11/3/14	3,910	$131.31	$485,544
Peter G. Walsh	11/3/14	2,737	$131.31	$339,881
Michael D. Frankenfield	11/3/14	2,737	$131.31	$339,881

(1)

On October 23, 2014, the Compensation Committee specifically approved the awards to be granted to each former NEO. At that time, the Compensation Committee designated November 3, 2014 as the actual grant date of these restricted stock awards, at a price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	The stock awards granted on November 3, 2014 to Mr. Hadley cliff vest 100% after two years of continual service.

(3)

During the fourth quarter of fiscal 2015, the Compensation Committee of the Board of Directors approved the accelerated vesting of the restricted stock awards for Messrs. Walsh and Frankenfield on August 31, 2015. On that date, Messrs. Walsh and Frankenfield each acquired 2,737 shares upon vesting of these awards for a realized value of $0.5 million.

(4)

The dollar amounts set forth in this column represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, pursuant to amendments to Item 402 of Regulation S-K. The assumptions made for the valuation of the stock awards are disclosed in Note 15 of the Notes to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015. These are not amounts paid to or realized by the NEO.

Option Awards. As previously noted in the CD&A, the Committee recommended the issuance of option awards during fiscal 2015. As such, in November 2014, the NEOs were granted service-based stock option awards under the FactSet Research Systems Inc. 2004 Stock Option and Award Plan, as amended and restated (the “Stock Plan”).

Service-based stock option grant – Stock options have been intended to align incentives with long-term stock performance and the interests of stockholders and act as a motivational and retention tool. In November 2014, the Committee noted that the fair value of the Company’s common stock was appreciating and greater than the strike price of the past two annual restricted stock grants to employees including the NEOs. As a result, the Committee recommended the issuance of service-based stock options instead of restricted stock awards in November 2014 in order to achieve the desired benefits. The service-based stock options granted on November 3, 2014 vest 60% after the years of service and the remaining 40% vest after five years.

The following table provides information on all option awards granted during fiscal 2015 to each of FactSet’s named executive officers. There can be no assurance that the grant date fair value, as listed in this table, of the option awards will ever be realized. The grant date fair value of these awards are included in the “Option Awards” column of the Summary Compensation Table.

Name	Grant Date (1)	Threshold	Target(2)	Maximum	All Option Awards: Number of Securities Underlying Options (#)	Exercise Price ($)	Grant Date Fair Value of Option Awards ($)(3)
Philip Snow(4)	11/3/14	-	21,237	21,237	21,237	$131.31	$799,998
	7/1/15	-	120,000	120,000	120,000	$164.90	$6,554,400
Mark J. Hale	11/3/14	-	10,088	10,088	10,088	$131.31	$380,015
Scott G. Miller(5)	1/21/15	-	25,075	25,075	25,075	$139.02	$1,000,000
Maurizio Nicolelli	11/3/14	-	6,637	6,637	6,637	$131.31	$250,016

*     Each of the above-mentioned option awards are service-based and do not contain a performance criteria.

(1)

On October 23, 2014, the Compensation Committee approved the total number of option awards to be allocated among all eligible employees and specifically approved the option awards to be granted to each NEO and all other senior members of management. At that time, the Compensation Committee designated November 3, 2014 as the actual grant date of these options, at an option exercise price equal to 100% of the closing price of the Company’s common stock on the NYSE on that date.

(2)	Options granted on November 3, 2014 cliff vest 60% after three years of service (on November 3, 2017) and the remaining 40% vest after five years (on November 3, 2019).

(3)

The amounts set forth in the Grant Date Fair Value of Option Awards column represent the aggregate grant date fair value computed in accordance with ASC Topic 718. The Company utilizes a lattice-binomial model to estimate the fair value of new stock options on the date of grant. The assumptions made for the valuation of option awards are disclosed in the Notes to Consolidated Financial Statements included in the Company’s fiscal 2015 Annual Report on Form 10-K. It should be noted that a stock option has value only if the Company’s stock price increases above the option exercise price (an “in-the-money” option). If a NEO exercises an in-the-money option, he would then realize an actual gain. Any gain actually realized for options exercised in fiscal 2015 is reported in the “Option Exercises and Stock Vested” table below.

(4)

Upon his promotion to CEO on July 1, 2015, Mr. Snow was granted 120,000 option awards. These options vest 11.11% upon each anniversary date of the grant and will be fully vested after nine years (July 1, 2024).

(5)

Upon joining FactSet on January 21, 2015, Mr. Miller was granted 25,075 option awards. These options cliff vest 60% after three years of service (on January 21, 2018) and the remaining 40% cliff vest after five years (on January 21, 2020).

Outstanding Equity Awards (Restricted Stock) at Fiscal Year-end

The following table sets forth information regarding the number of shares and the value of unvested restricted stock awards held by the NEOs at August 31, 2015.

Name	Grant Date	Number of Shares of Stock That Have Not Vested (1)	Market Value of Shares of Stock That Have Not Vested (2)
Philip Snow	11/8/10	593	$93,647
	11/1/13	1,957	$309,049
Mark J. Hale	11/8/10	1,304	$205,928
	11/1/13	3,424	$540,718
Scott G. Miller	—	—	—

Maurizio Nicolelli	11/8/10	474	$74,854
	11/1/13	2,446	$386,272
Philip A. Hadley	11/8/10	1,896	$299,416
	11/1/13	5,381	$849,768
	11/3/14	3,910	$617,467
Peter G. Walsh	11/1/13	1,331	$210,192

Michael D. Frankenfield	11/1/13	1,331	$210,192

(1)

The number of shares in the table above that have not vested for the November 8, 2010 grant represent the remaining 40% that is scheduled to vest on November 8, 2015. The stock awards granted on November 1, 2013 cliff vest 60% on November 1, 2016 and the remaining 40% on November 1, 2018. The stock awards granted to Mr. Hadley on November 3, 2014 vest 100% on November 3, 2016.

(2)

The market value of the restricted stock awards that have not vested is calculated by multiplying the number of shares that have not vested by the closing price of FactSet common stock on August 31, 2015, which was $157.92.

Outstanding Equity Awards (Stock Options) at Fiscal Year-end

The table below shows each NEOs outstanding option grants at August 31, 2015. For each outstanding option grant, the table shows the stock options that have vested (or that are “Exercisable”) and those not yet vested (or that are “Unexercisable”).

		Number of Options
	Grant Date	Exercisable (1)		Unexercisable	Price	Expiration Date
Philip Snow	10/24/08	2,116		—	$35.80	10/24/15
	10/23/09	6,250		—	$66.46	10/23/16
	11/8/10	6,956		378	$88.40	11/8/17
	11/1/11	3,519		1,210	$94.84	11/1/21
	11/1/12	5,215	(2)	4,273	$92.22	11/1/22
	11/3/14	—	(3)	21,237	$131.31	11/3/24
	7/1/15	—	(4)	120,000	$164.90	7/1/25
Mark J. Hale	11/1/11	7,072		2,386	$94.84	11/1/21
	11/1/12	8,770	(2)	7,210	$92.22	11/1/22
	11/3/14	—	(3)	10,088	$131.31	11/3/24
Scott G. Miller	1/21/15	—	(5)	25,075	$139.02	1/21/25
Maurizio Nicolelli	10/23/09	367		—	$66.46	10/23/16
	11/8/10	20,429		—	$88.40	11/8/17
	11/1/11	4,237		1,438	$94.84	11/1/21
	11/1/12	5,752	(2)	4,735	$92.22	11/1/22
	11/3/14	—	(3)	6,637	$131.31	11/3/24
Philip A. Hadley	10/24/08	9,524		—	$35.80	10/24/15
	10/23/09	33,333		—	$66.46	10/23/16
	11/1/11	14,178		4,738	$94.84	11/1/21
	11/1/12	13,737	(2)	11,231	$92.22	11/1/22
Peter G. Walsh	2/9/10	70,392	(6)	—	$63.09	2/9/17
	11/1/11	9,458	(6)	—	$94.84	11/1/21
	11/1/12	11,967	(6)	3,013	$92.22	11/1/22
Michael D. Frankenfield	10/23/09	1,656		—	$66.46	10/23/16
	2/9/10	70,392	(6)	—	$63.09	2/9/17
	11/1/11	9,458	(6)	—	$94.84	11/1/21
	11/1/12	11,967	(6)	3,013	$92.22	11/1/22

(1)	Unless noted below, 20% of each option grant is exercisable one year after the grant date, with the remainder vesting at a rate of 1.67% per month.

(2)

Included in the options granted on November 1, 2012 are performance-based options. Based upon the achievement of certain ASV and EPS growth targets as of August 31, 2014, 20% of the performance-based options became eligible to vest. These performance-based options vested 40% on November 1, 2014 and then 1.67% per month thereafter. The remaining performance-based options that did not become eligible to vest (representing 80% of the original grant) were recorded as pre-vesting forfeitures as of August 31, 2014.

(3)	Options granted on November 3, 2014 cliff vest 60% after three years of service (on November 3, 2017) and the remaining 40% vest after five years (on November 3, 2019).

(4)	These options vest 11.11% upon each anniversary date of the grant and will be fully vested after nine years (July 1, 2024).

(5)	These options cliff vest 60% after three years of service (on January 21, 2018) and the remaining 40% cliff vest after five years (on January 21, 2020).

(6)

During the fourth quarter of fiscal 2015, the Compensation Committee of the Board of Directors approved the accelerated vesting on August 31, 2015 of certain stock option awards granted to Messrs. Walsh and Frankenfield. As of August 31, 2015, 70,392 options granted on February 9, 2010, 2,386 options granted on November 1, 2011 and 6,748 options granted on November 1, 2012 were vested and fully exercisable for both Messrs. Walsh and Frankenfield.

Option Exercises and Stock Vested

The following table sets forth information regarding the number and value of stock options exercised and stock awards vested for each NEO during fiscal 2015.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting(2)(3)	Value Realized on Vesting(4)
Philip Snow	—	$—	478	$60,457
Mark J. Hale	15,417	$1,110,024	1,750	$221,340
Scott G. Miller	—	$—	—	$—
Maurizio Nicolelli	6,670	$607,433	510	$64,505
Philip A. Hadley	54,533	$6,475,353	2,546	$322,018
Peter G. Walsh	123,643	$10,548,665	15,256	$2,663,282
Michael D. Frankenfield	70,393	$5,759,174	15,256	$2,663,282

(1)	Based upon the market price of the purchased shares on the exercise date less the option exercise price paid for such shares.

(2)	40% of the stock awards granted on October 23, 2009 to Messrs. Snow, Hale, Nicolelli, Hadley, Walsh and Frankenfield vested on October 23, 2014.

(3)

During the fourth quarter of fiscal 2015, the Compensation Committee of the Board of Directors approved the accelerated vesting of certain restricted stock awards on August 31, 2015. On that date, Messrs. Walsh and Frankenfield each acquired 13,346 shares upon vesting of these awards for a realized value of $2.4 million. For each of Messrs. Walsh and Frankenfield, the accelerated vesting related to 8,614 stock awards granted on February 9, 2010, 1,995 stock awards granted on November 1, 2013, and 2,737 stock awards granted on November 3, 2014.

(4)	Value realized represents the closing value of the underlying stock on the vesting date.

Nonqualified Deferred Compensation

The Company does not have a Compensation Deferral Program, thus the nonqualified deferred compensation table has been omitted for fiscal 2015.

Pension Benefits

The Company does not have a Pension Program thus no pension retirement benefits were paid to executives in fiscal 2015.

Potential Payments upon Termination or Change in Control

At the end of fiscal 2015, the Company did not have employment agreements with any of the NEOs.

The Company sponsors equity incentive compensation plans that provide the NEOs with additional compensation in connection with a termination of employment and/or change of control under the following circumstances.

Change in Control

Upon the occurrence of a Change in Control, (i) all option awards granted to a NEO which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable for the remainder of their respective terms and all restrictions shall lapse and conditions deemed satisfied, and (ii) the Compensation Committee may, in its sole discretion, determine that such option awards be immediately terminated, in which case the NEO will be paid an amount in cash (subject to any applicable withholding taxes) in respect of each option award equal to the difference between the fair market value of a share and the exercise price of such option award.

Death or Disability

Upon the NEO’s death, any unexercised option award to the extent exercisable on the date of the NEO’s death may be exercised in whole or in part, at any time within one year after the NEO’s death, by a beneficiary or an estate. If a NEO becomes disabled, any unexercised option award to the extent exercisable at the date of such termination of employment due to disability may be exercised in whole or in part, at any time within one year after the date of termination.

Termination without Cause

If the Company terminates the NEO for any reason other than cause, death or disability, then any unexercised option award, to the extent exercisable at the date of such termination of employment, may be exercised, in whole or in part, at any time within three months after such termination of employment; provided, however, that if the NEO dies within the three-month period following such termination of employment, the option award may be exercised by the deceased NEO’s personal representative or by the person to whom the option award is transferred by will or the applicable laws of descent and distribution within 180 days of the NEO’s death, but in no event beyond the scheduled expiration of the option award.

Termination with Cause

Upon termination with cause, all unexercised awards terminate immediately.

Employee Stock Purchase Plan

Upon termination of employment, all amounts in the participant’s account are paid to the participant.

Potential Payments upon Termination of Employment or a Change in Control Table

The information in the table below summarizes the compensation that would be paid under plans and contractual arrangements in effect as of August 31, 2015 to each of the NEOs in the event of termination of such executive’s employment with the Company and/or change of control of the Company as of that date. The amounts assume that the listed officer left FactSet effective August 31, 2015, and that the price per share of FactSet common stock on that date was $157.92. The amounts are based upon the difference between $157.92 and the exercise price of the unvested award held by the NEO at August 31, 2015.

Name of Officer	Death or Disability	Termination Without Cause	Termination With Cause	Change in Control(1)
Philip Snow	$-	$-	$-	$1,351,167
Mark J. Hale	$-	$-	$-	$1,639,293
Scott G. Miller	$-	$-	$-	$473,917
Maurizio Nicolelli	$-	$-	$-	$1,039,522
Philip A. Hadley	$-	$-	$-	$2,803,388
Peter G. Walsh(2)	$-	$1,025,000	$-	$2,458,159
Michael D. Frankenfield	$-	$-	$-	$408,159

(1)

The Change in Control payout is applicable to (a) all option awards granted to Company employees which have not been exercised, which have not expired by their terms, or for which restrictions have not yet lapsed shall immediately be fully exercisable and (b) all stock awards granted to Company employees which have not vested or for which restrictions have not yet lapsed shall immediately be fully vested.

(2)

On March 1, 2005 an agreement between the Company and Peter Walsh became effective that amended an existing letter agreement with the Company dated September 20, 1999 (the “Letter Agreement”). The amendment reaffirmed the Letter Agreement, which remains in effect and which is to be superseded by a written agreement only if all other officers of the Company ranked more highly than Peter Walsh also enter into written employment agreements with the Company. The Letter Agreement grants to Peter Walsh: (i) an estimated payment of $1,025,000, which is equal to his compensation in the prior 12 months and benefits for 12 months if his employment is terminated without cause; and (ii) an estimated payment of $2,050,000, which is equal to twice his compensation in the prior 12 months and benefits for 24 months in the event of a change in control of the Company and involuntary termination.

Proposal 3: Advisory Vote on the Fiscal 2015 Compensation of the Company’s Named Executive Officers

As required by Section 14A of the Securities and Exchange Act of 1934, FactSet is seeking an advisory, non-binding stockholder vote with respect to compensation awarded to its NEOs.

As previously discussed in the Compensation Discussion and Analysis, FactSet designs its compensation programs to maintain a performance and achievement-oriented environment throughout the Company. FactSet’s compensation programs are overseen by the Company’s Compensation Committee and reflect its philosophy to pay all employees, including the NEOs, in ways that support the following primary business objectives:

●	Provide appropriate incentives for both individual and business performance.

●	Link the long-term financial interests of key employees and FactSet’s stockholders via stock-based incentives.

●	Maintain executive compensation at levels relative with other members of senior management.

●	Attract and retain talented personnel by considering compensation offered for similar positions by other companies in the technology and financial information industries.

Required Vote

FactSet is asking its stockholders to indicate their support for the compensation awarded to its NEOs as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s stockholders the opportunity to express their views on FactSet’s NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the NEOs and the philosophy, policies and practices described in this proxy statement. Accordingly, the Company asks its stockholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related notes and narrative.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or its Board. The Company’s Board and its Compensation Committee value the opinions of the stockholders and will take into account the outcome of this vote in considering future compensation arrangements.

FactSet’s Board Recommends an Advisory Vote FOR the Fiscal 2015 Compensation of the Named Executive Officers as Disclosed in the Proxy Statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information known to FactSet with respect to beneficial ownership of the Company’s common stock as of October 20, 2015 for (i) each director and nominee, (ii) each holder of 5.0% or greater of FactSet common stock, (iii) FactSet’s Principal Executive Officer, Principal Financial Officer and the two most highly compensated executive officers (other than the Principal Executive Officer and Principal Financial Officer) named in the table entitled “Summary Compensation Table” and (iv) all executive officers and directors as a group.

Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to FactSet’s knowledge the persons named in the table below have sole voting and investment power with respect to all shares of FactSet common stock beneficially owned. The number of shares beneficially owned by each person or group as of October 20, 2015 includes shares of FactSet common stock that such person or group had the right to acquire on or within 60 days after October 20, 2015, including, but not limited to, upon the exercise of options or the vesting of restricted stock awards.

For each beneficial owner and individual included in the tables below, percentage ownership of common stock is calculated by dividing the number of shares beneficially owned by the 41,448,927 shares of FactSet common stock outstanding at October 20, 2015. Any securities that were not outstanding but subject to options exercisable within 60 days after October 20, 2015, were deemed to be outstanding in determining the percentage owned by such person, but were not deemed to be outstanding in determining the percentage owned by any other person.

Principal Holders

The only persons known by the Company to be beneficial owners of more than 5% of FactSet’s common stock are the following:

Name and Address of	Number of Shares Beneficially	Percentage of
Beneficial Owner(1)	Owned at October 20, 2015	Common Stock
Baron Capital Group, Inc. (BAMCO)	3,649,000	8.8%
767 Fifth Avenue, 49th Floor
New York, NY 10153

T. Rowe Price Associates, Inc.	3,304,000	8.0%
100 E. Pratt Street
Baltimore, MD 21202

The Vanguard Group, Inc.	2,907,000	7.0%
100 Vanguard Boulevard
Malvern, PA 19355

BlackRock Fund Advisors	2,508,000	6.1%
400 Howard Street
San Francisco, CA 94105

Loomis, Sayles & Company, L.P	2,259,000	5.5%
One Financial Center
Boston, MA 02111

Wells Fargo Advisors LLC	2,205,000	5.3%
One North Jefferson Avenue
St. Louis, MO 63103

(1)	Number of shares beneficially owned was obtained from filings made with the Securities and Exchange Commission pursuant to Sections 13(d), 13(f) or 13(g) of the Exchange Act.

Directors and Named Executive Officers

The table below sets forth, as of October 20, 2015, information regarding the beneficial ownership of the Company’s common stock by (1) each Director and the named executive officers of the Company and (2) all Directors and Executive Officers of the Company as a group (14 persons).

	Number of Shares Beneficially	Percentage of
Name(1)	Owned at October 20, 2015 (2)	Common Stock
Philip A. Hadley (3)	850,896	2.1%
Walter F. Siebecker (4)	38,478	**
Maurizio Nicolelli (5)	35,462	**
James J. McGonigle (6)	35,159	**
Philip Snow (7)	27,378	**
Mark J. Hale (8)	24,569	**
Joseph E. Laird, Jr. (9)	22,465	**
Scott A. Billeadeau (10)	18,015	**
Joseph R. Zimmel (11)	5,065	**
Robin A. Abrams (12)	4,704	**
Laurie Siegel	100	**
Scott G. Miller	—	**
All Directors and Executive Officers as a group (14 persons)	1,073,878	2.6%

** Percentage of FactSet common stock is less than 1%.

(1)	The address for each of these beneficial owners is FactSet Research Systems Inc., 601 Merritt 7, Norwalk, Connecticut 06851.

(2)	Beneficial ownership includes shares that may be acquired upon exercise of options exercisable within 60days of October 20, 2015.

(3)	Includes 63,520 shares of FactSet common stock issuable upon the exercise of stock options.

(4)	Includes 12,650 shares of FactSet common stock issuable upon the exercise of stock options.

(5)	Includes 31,607 shares of FactSet common stock issuable upon the exercise of stock options.

(6)	Includes 26,965 shares of FactSet common stock issuable upon the exercise of stock options.

(7)	Includes 23,038 shares of FactSet common stock issuable upon the exercise of stock options.

(8)	Includes 17,142 shares of FactSet common stock issuable upon the exercise of stock options.

(9)	Includes 22,465 shares of FactSet common stock issuable upon the exercise of stock options.

(10)	Includes 17,965 shares of FactSet common stock issuable upon the exercise of stock options.

(11)	Represents 5,065 shares of FactSet common stock issuable upon the exercise of stock options.

(12)	Includes 4,704 shares of FactSet common stock issuable upon the exercise of stock options.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, directors and persons who own more than 10% of FactSet’s common stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission. These persons are required to provide FactSet with copies of all Section 16(a) forms that they file. Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 furnished to the Company and written representations from the Company’s executive officers and directors, the Company believes that those persons complied with all Section 16(a) filing requirements during fiscal 2015 with respect to transactions in the Company’s stock.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes as of August 31, 2015, the number of outstanding equity awards granted to employees and non-employee directors, as well as the number of equity awards remaining available for future issuance, under FactSet’s equity compensation plans:

(In thousands, except per share data)

Plan category	(a) Number of securities to be issued upon exercise of outstanding options and restricted stock vesting		(b) Weighted-average exercise price of outstanding options		(c) Number of securities remaining available for future issuances underequity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,430	(1)	$100.71	(2)	2,924	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	3,430	(1)	$100.71	(2)	2,924	(3)

(1)	Includes shares of FactSet common stock subject to outstanding restricted stock that will entitle each holder to the issuance of one share of common stock as they vest.

(2)

Calculated without taking into account shares of FactSet common stock subject to outstanding restricted stock that will become issuable as they vest, without any cash consideration or other payment required for such shares.

(3)	Includes 481,616 shares available for future issuance under the FactSet Research Systems Inc. 2008 Employee Stock Purchase Plan, as Amended and Restated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is FactSet’s preference to avoid related party transactions. FactSet’s Audit Committee Charter requires that members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which such approval is required under applicable law, including Securities and Exchange Commission, New York Stock Exchange and NASDAQ rules. For purposes of this section, “related person” and “transaction” have the meanings contained in Item 404 of Regulation S-K. Under these rules, a related person is a director, executive officer, nominee for director, or 5% stockholder of the company since the beginning of the last fiscal year and their immediate family members. The Company monitors any transaction or series of transactions in which the Company is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. The Audit Committee would determine whether the related person has a material interest in a transaction and would approve, ratify, rescind, or take other action with respect to the transaction in its discretion. In accordance with listing requirements, the Company does not have relationships with any directors in which the director is compensated in excess of $120,000, excluding fees for board service. In fiscal 2015, there were no related-person transactions under the relevant standards. In addition, the Audit Committee is responsible for reviewing and investigating any matters pertaining to the integrity of management, including conflicts of interest and adherence to FactSet’s Code of Business Conduct and Ethics. Under the Code of Business Conduct and Ethics, directors, officers and all other members of the workforce are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. FactSet’s Corporate Governance Principles require a director to promptly disclose to the Board any potential or actual conflict of interest involving him or her. Under the Principles, the Board will determine an appropriate resolution on a case-by-case basis. All directors must excuse themselves from any discussion or decision affecting their personal, business or professional interests. All related party transactions shall be disclosed in FactSet’s applicable filings with the Securities and Exchange Commission as required under the applicable rules.

OTHER MATTERS

Proposals of Stockholders

Proposals of stockholders intended to be presented at the 2016 Annual Meeting of Stockholders must be received by FactSet, attention of Ms. Rachel R. Stern, the Company’s Secretary, at its principal executive offices, no later than August 1, 2016, or such other date as determined with reference to the Company’s By-laws, as amended, as applicable, to be included in the 2016 Proxy Statement.

Delivery of Documents to Stockholders Sharing an Address

If you are a beneficial owner, but not the record holder, of Company shares, your broker, bank or other nominee may deliver only one copy of the Company’s Proxy Statement and Annual Report to multiple stockholders who share an address unless that nominee has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement and Annual Report to a stockholder at a shared address to which a single copy of the documents were delivered. A stockholder who wishes to receive a separate copy of the Proxy Statement and Annual Report, now or in the future, should submit their request to the Company’s Investor Relations Department at 1-203-810-1000 or by submitting a written request to Ms. Rachel R. Stern, Secretary, 601 Merritt 7, Norwalk, Connecticut 06851. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and Annual Reports and wish to receive a single copy of such materials in the future will need to contact your broker, bank or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

Other Business

The Board does not intend to bring any other business before the Meeting and so far as is known to the Board, no matters are to be brought before the Meeting except as specified in the notice of the Meeting. However, as to any other business, which may properly come before the Meeting, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

Rachel R. Stern
Senior Vice President, Strategic Resources and General Counsel
Norwalk, Connecticut

October 30, 2015

FACTSET

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on December 14, 2015.

Vote by Internet

- Go to **www.envisionreports.com/FDS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the US, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

A Proposals — THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR PROPOSALS 1, 2 and 3.

1. TO ELECT FIVE (5) MEMBERS TO THE BOARD OF DIRECTORS OF FACTSET RESEARCH SYSTEMS INC.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Scott A. Billeadeau	☐	☐	☐	02 - Philip A. Hadley	☐	☐	☐	03 - Laurie Siegel	☐	☐	☐
04 - F. Philip Snow	☐	☐	☐	05 - Joseph R. Zimmel	☐	☐	☐				

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as your name appears here. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please provide your full title as such.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

024SDD

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.
The Proxy Statement and the 2015 Annual Report to Stockholders are available at:
www.envisionreports.com/FDS

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

FACTSET

Proxy — FACTSET RESEARCH SYSTEMS INC.

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS
DECEMBER 15, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
FACTSET RESEARCH SYSTEMS INC.

You hereby appoint the Secretary of FactSet Research Systems Inc. with full power of substitution, as your attorney and proxy to vote the shares of Common Stock of FactSet Research Systems Inc., which you are entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 601 Merritt 7, Norwalk, Connecticut 06851, on December 15, 2015, at 3:00 p.m. Eastern Standard Time and at any adjournments and postponements of the Annual Meeting, with all the power you would possess if personally present, as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner you direct in this proxy. If you make no direction, this proxy will be voted FOR the election of the five nominees listed in proposal 1 and FOR proposals 2 and 3. You authorize the proxy holder, in its discretion, to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting to the extent authorized by Rule 14a-4(c) promulgated under the Securities Exchange Act of 1934, as amended.

(Continued and to be marked, dated and signed, on the other side)

FACTSET

IMPORTANT ANNUAL MEETING INFORMATION

Vote by Internet

- Go to **www.envisionreports.com/FDS**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Stockholder Meeting Notice

Important Notice Regarding the Availability of Proxy Materials for the FactSet Research Systems Inc. Stockholder Meeting to be Held on December 15, 2015

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the Annual Meeting of Stockholders are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and the location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The proxy statement and Annual Report to shareholders are available at:

www.envisionreports.com/FDS

Easy Online Access — A Convenient Way to View Proxy Materials and Vote

When you go online to view materials, you can also vote your shares.

Step 1: Go to **www.envisionreports.com/FDS** to view the materials.
Step 2: Click on **Cast Your Vote or Request Materials**.
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selection as instructed on each screen to select delivery preferences and vote.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you wish to receive a copy of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy as instructed on the reverse side on or before November 28, 2015, to facilitate timely delivery.

024SFC

Stockholder Meeting Notice

FactSet Research Systems Inc.'s Annual Meeting of Stockholders will be held on Tuesday, December 15, 2015, at our headquarters, 601 Merritt 7, Norwalk, Connecticut 06851, at 3:00 p.m. Eastern Standard Time.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' and Management's recommendations.

Management and the Board recommend a vote "FOR" Proposals 1, 2 and 3.

The Board of Directors has fixed the close of business on October 20, 2015, as the record date (the "Record Date") for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment(s) thereof.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must vote online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Stockholders of record as of the Record Date are encouraged and cordially invited to attend the Annual Meeting.
Directions to attend the annual meeting where you may vote in person can be found on our website, www.factset.com.

Meeting Location:
FactSet Research Systems Inc.
601 Merritt 7
Norwalk, CT 06851

Here's how to order a copy of the proxy materials and select a future delivery preference:

Paper copies: Current and future paper delivery requests can be submitted via the telephone, Internet or email options below.

Email copies: Current and future email delivery requests must be submitted via the Internet following the instructions below.
If you request an email copy of current materials you will receive an email with a link to the materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a set of proxy materials.

→ **Internet** – Go to **www.envisionreports.com/FDS**. Click Cast Your Vote or Request Materials. Follow the instructions to log in and order a copy of the current meeting materials and submit your preference for email or paper delivery of future meeting materials.

→ **Telephone** – Call us free of charge at 1-866-641-4276 and follow the instructions to log in and order a paper copy of the materials by mail for the current meeting. You can also submit a preference to receive a paper copy for future meetings.

→ **Email** – Send email to investorvote@computershare.com with "Proxy Materials FactSet Research Systems Inc." in the subject line. Include in the message your full name and address, plus the number located in the shaded bar on the reverse, and state in the email that you want a paper copy of current meeting materials. You can also state your preference to receive a paper copy for future meetings.

To facilitate timely delivery, all requests for a paper copy of the proxy materials must be received by November 28, 2015.

024SFC